UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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ITC^DeltaCom, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2007

Dear stockholder:

On behalf of the board of directors of ITC^DeltaCom, Inc., it is my pleasure to invite you to ITC^DeltaCom’s 2007 annual meeting of stockholders. The annual meeting will be held on May 8, 2007, at 9:00 a.m., local time, at our principal executive offices at 7037 Old Madison Pike, Huntsville, Alabama 35806. The annual meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to elect seven directors of ITC^DeltaCom; and

2.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, you should complete, sign, date and promptly return the proxy in the postage-paid envelope that we have included for your convenience. Alternatively, you may vote your shares through the Internet or by telephone as indicated on the enclosed proxy card. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Randall E. Curran Chief Executive Officer

Dated: April 12, 2007

ITC^DELTACOM, INC.

7037 Old Madison Pike

Huntsville, Alabama 35806

Annual Meeting of Stockholders

May 8, 2007

PROXY STATEMENT

GENERAL INFORMATION

ITC^DeltaCom, Inc. is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 8, 2007, at 9:00 a.m., local time, at our principal executive offices at 7037 Old Madison Pike, Huntsville, Alabama 35806.

The annual meeting has been called for stockholders to consider and vote upon a proposal to elect seven directors and to transact such other business, if any, as may properly come before the annual meeting or any adjournment or postponement of the meeting.

This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 12, 2007.

Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of ITC^DeltaCom and our subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for these services, which will be performed in addition to their regular duties. We also have made arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

A list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at our principal executive offices at 7037 Old Madison Pike, Huntsville, Alabama 35806, and at the time and place of the meeting during the whole time of the meeting.

Voting and Revocability of Proxies

A proxy card for use in connection with the annual meeting and a return postage-paid envelope are enclosed. Stockholders also may vote their shares through the Internet or by telephone by following the instructions provided on the enclosed proxy card.

Shares that are represented by a properly executed proxy, if the proxy is received in time and not revoked, will be voted at the annual meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted FOR the election of each of the seven nominees to the board of directors. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The board of directors is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on the matter in their own discretion.

A vote through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the annual meeting and voting in person. A stockholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to our Secretary, by subsequently executing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary.

Voting Procedure

All holders of record of our common stock at the close of business on March 30, 2007 will be eligible to vote on all proposals at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder as of the record date. As of March 30, 2007, there were 18,766,942 shares of common stock outstanding, which represented a total of 18,766,942 votes entitled to vote at the annual meeting.

The holders of outstanding shares of capital stock representing a majority of the total votes entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether a quorum is present. Abstentions and any broker non-votes will be counted for purposes of determining the presence of a quorum at the annual meeting.

Under the applicable rules of the exchanges and other self-regulatory organizations of which broker-dealers are members, broker-dealers who hold their customers’ shares in street name may vote the shares of their customers on routine proposals when they have not received instructions from the customers. Under these rules, brokers may not vote shares of their customers on other matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Stockholder Approval of Election of Directors

Assuming a quorum is present at the annual meeting, approval of the seven nominees to the board of directors requires a plurality of the votes cast at the annual meeting by the holders of the common stock. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

As of March 30, 2007, a group of stockholders affiliated with Welsh, Carson, Anderson & Stowe, a private equity firm, who are referred to collectively in this proxy statement as the “Welsh, Carson, Anderson & Stowe Group,” owned of record a majority of the outstanding shares of our common stock. See “Security Ownership” for information about the capital stock owned by the Welsh, Carson, Anderson & Stowe Group. The members of the Welsh, Carson, Anderson & Stowe Group and some former and current affiliates and associates of Welsh, Carson, Anderson & Stowe from time to time, who are referred to collectively in this proxy statement as the “WCAS securityholders,” are obligated under the governance agreement described elsewhere in this proxy statement to vote all of their shares of common stock in favor of the election of each of the nominees to the board of directors. Accordingly, if such votes are cast in accordance with the governance agreement, the election of each of the nominees for director is assured.

The board of directors recommends that stockholders vote “FOR” the proposal to elect seven directors to be presented at the annual meeting.

Voting Rights of the Preferred Stock

Under our certificate of incorporation, holders of our 8% Series A convertible redeemable preferred stock and our 8% Series B convertible redeemable preferred stock are currently entitled to vote on an “as-converted” basis together with the holders of the common stock as a single class on all matters presented for a vote to the holders of the common stock, other than the election of directors. Accordingly, the holders of the Series A preferred stock and the Series B preferred stock are not entitled to vote on the election of directors at the annual meeting.

If any matter other than the election of directors is properly presented at the annual meeting for action, holders of the Series A preferred stock and the Series B preferred stock will be entitled to vote on such matter on an as-converted basis. In such event, holders of the Series A preferred stock and the Series B preferred stock would be entitled to cast a number of votes equal to the number of shares of common stock into which each such series of preferred stock was convertible as of the annual meeting record date of March 30, 2007. In accordance with the certificate of incorporation, each holder of any of the 201,882 shares of Series A preferred stock outstanding as of the record date is entitled to cast 6.1848 votes at the annual meeting for each such share held by the stockholder as of the record date, and each holder of any of the 607,087 shares of Series B preferred stock outstanding as of the record date is entitled to cast 11.7855 votes at the annual meeting for each such share held by the stockholder as of the record date. As of the record date, holders of the Series A preferred stock are entitled to cast a total of approximately 1,248,606 votes and holders of the Series B preferred are entitled to cast a total of approximately 7,154,824 votes.

Annual Report to Stockholders

A copy of our annual report on Form 10-K for our 2006 fiscal year, as filed with the SEC, accompanies this proxy statement as our annual report to stockholders. The annual report on Form 10-K is also available through our web site at www.deltacom.com. The annual report to stockholders and the Form 10-K are not proxy soliciting materials.

Important Notice Regarding Delivery of Stockholder Documents

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective following its receipt. In any event, if you did not receive an individual copy of our annual report to stockholders or this proxy statement, we will send a copy to you upon request if you (1) send a written request to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary, or (2) direct your request by telephone to us at (256) 382-5900. If you are receiving multiple copies of our annual report to stockholders and proxy statement, you can request householding by contacting our corporate secretary in the same manner.

We encourage you to participate in this program. Your participation will reduce the volume of duplicate information received at your household, as well as reduce our operating expenses.

Reverse Stock Split

The common stock share amounts set forth in this proxy statement have been adjusted to give effect to the one-for-three reverse split of the common stock that we implemented on September 13, 2005.

SECURITY OWNERSHIP

The following tables present, as of April 1, 2007, information regarding beneficial ownership of our common stock, Series A preferred stock and Series B preferred stock, which are the three classes of our voting securities outstanding as of that date. This information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Except as otherwise indicated below and under applicable community property laws, based on the information available to us, we believe that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

As of April 1, 2007, 18,766,942 shares of the common stock, 201,882 shares of the Series A preferred stock and 607,087 shares of the Series B preferred stock were outstanding.

The following tables and related notes do not include the additional shares of common stock or preferred stock that would or may be issuable after April 1, 2007 as a result of dividends that accrue on the preferred stock after that date. The information presented below assumes that any fractional shares of common stock otherwise issuable upon conversion of the Series A preferred stock or Series B preferred stock or upon exercise of outstanding warrants issued on October 29, 2002, which we refer to as the “Series A warrants,” October 6, 2003, which we refer to as the “Series B warrants,” or March 29, 2005, which we refer to as the “Series C warrants,” will be rounded up to the nearest whole share of common stock. Preferred stock amounts also have been rounded up to the nearest whole number.

The following tables and related notes do not include any shares of common stock or any shares of our 8% Series C convertible redeemable preferred stock that may be issuable after April 1, 2007 upon exercise of outstanding warrants first issued on July 26, 2005, which we refer to as the “Series D warrants.” The Series D warrants will not become exercisable until the scheduled initial exercise date of June 30, 2007 or, if earlier, the date on which there occurs a change of control of ITC^DeltaCom, as defined in the Series D warrant agreement, or the date on which the WCAS securityholders make specified dispositions of their ITC^DeltaCom equity securities.

Principal Stockholders

The following tables present, as of April 1, 2007, information based upon our records and filings with the SEC regarding each person, other than a director, director nominee or executive officer of ITC^DeltaCom, known by us to be the beneficial owner of more than 5% of the common stock, the Series A preferred stock or the Series B preferred stock.

Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Welsh, Carson, Anderson & Stowe Group 320 Park Avenue, Suite 2500 New York, New York 10022	24,206,705	72.6

Trace Management, LLC and others 104 Woodmont Boulevard, Suite 200 Nashville, Tennessee 37205	1,170,156	6.2

Series A Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Basso Holdings Ltd. c/o Basso Capital 1281 E. Main Street Stamford, Connecticut 06902	11,293	5.3

Basso Multi-Strategy Holdings Fund Ltd. c/o Basso Capital 1281 E. Main Street Stamford, Connecticut 06902	11,293	5.3

CT Communications, Inc. 110 Great Road Bedford, Massachusetts 01730	16,994	7.9

Donald W. Burton P.O. Box 4643 Jackson, Wyoming 83001	28,224	13.2

Campbell B. Lanier, III P.O. Box 20 3300 20th Avenue Valley, Alabama 36854	50,824	23.7

J. Smith Lanier, II. c/o J. Smith Lanier & Co. P.O. Box 70300 West Tenth Street West Point, Georgia 31833	28,047	13.1

Series B Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Welsh, Carson, Anderson & Stowe Group 320 Park Avenue, Suite 2500 New York, New York 10022	640,142	99.4

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The information concerning the Welsh, Carson, Anderson & Stowe Group is based upon our records and an amended statement on Schedule 13D/A filed with the SEC on April 6, 2005. The entities and individuals referred to below constitute the Welsh, Carson, Anderson & Stowe Group. The members of the Welsh, Carson, Anderson & Stowe Group, together with the other holders of the Series B preferred stock and some former and current affiliates and associates of Welsh, Carson, Anderson & Stowe, constitute the WCAS securityholders referred to elsewhere in this proxy statement. The Welsh, Carson, Anderson & Stowe Group reports that Welsh, Carson, Anderson & Stowe VIII, L.P. shares voting and investment power with respect to all of the securities shown with the following other members of the Welsh, Carson, Anderson & Stowe Group: WCAS VIII Associates, LLC, WCAS Capital Partners III, L.P., WCAS CP III Associates, L.L.C., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark and Sanjay Swani. The foregoing individuals are the managing members of WCAS VIII Associates, L.L.C., which is the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and the managing members of WCAS CP III Associates, L.L.C., which is the sole general partner of WCAS Capital Partners III, L.P. The shares of common stock shown as beneficially owned by the Welsh, Carson, Anderson & Stowe Group include the following: 7,112,688 shares of common stock issuable upon the conversion of Series B preferred stock held of record by members of the Welsh, Carson, Anderson & Stowe Group; 902,543 shares of common stock issuable upon the exercise of Series B warrants held of record by members of the Welsh, Carson, Anderson & Stowe Group; and 6,560,070 shares of common stock issuable upon the exercise of Series C warrants held of record by members of the Welsh, Carson, Anderson & Stowe Group.

The information concerning Trace Management, LLC and others is based upon an amended statement on Schedule 13G/A filed with the SEC on October 13, 2006 by the reporting persons referred to below. Such persons report that Trace Partners, LP shares voting and investment power with respect to 1,097,000 shares of common stock; Curtiswood Capital, LLC shares voting and investment power with respect to 39,590 shares of common stock; Trace Management, LLC shares voting and investment power with respect to 1,136,590 shares of common stock; Robert Scott Nieboer, an individual, has sole voting and investment power with respect to 19,031 shares of common stock and shares voting and investment power with respect to 1,136,590 shares of common stock; and Mark Forward Eberle, an individual, has sole voting power with respect to 14,535 shares of common stock, has sole investment power with respect to 8,751 shares of common stock, shares voting power with respect to 1,136,590 shares of common stock and shares investment power with respect to 1,145,341 shares of common stock.

The shares of Series A preferred stock shown as beneficially owned by Donald W. Burton consist of 7,056 shares of Series A preferred stock held by The Burton Partnership, Limited Partnership and 21,168 shares of Series A preferred stock held by The Burton Partnership (QP), Limited Partnership. Mr. Burton is the general partner of The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership.

The shares of Series A preferred stock shown as beneficially owned by Campbell B. Lanier, III include 748 shares of Series A preferred stock held by Brown Investment Partners, L.P., of which Mr. Lanier serves as general partner.

The shares of Series A preferred stock shown as beneficially owned by J. Smith Lanier, II include 5,821 shares of Series A preferred stock held by Mr. Lanier’s spouse, for which Mr. Lanier shares voting and investment power.

Investment in ITC^DeltaCom by Directors and Executive Officers

The following tables present, as of March 30, 2007, information regarding the beneficial ownership of the common stock and the Series B preferred stock by the following persons:

•	each director and each nominee to our board of directors;

•	our Chief Executive Officer and the other executive officers identified in the Summary Compensation Table appearing under “Executive Compensation”; and

•	all of our directors and executive officers as a group.

None of the foregoing persons beneficially owned any shares of the Series A preferred stock as of April 1, 2007.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr.	2,901	*
Randall E. Curran	10,000	*
John J. DeLucca	7,529	*
Richard E. Fish, Jr.	7,500	*
Clyde A. Heintzelman	3,750	*
Michael E. Leitner	—	—
R. Gerald McCarley	7,529	*
Thomas E. McInerney	24,207,150	72.6
J. Thomas Mullis	25,993	*
Sara L. Plunkett	28,529	*
Sanjay Swani	24,207,150	72.6
Philip M. Tseng	—	—
All directors and executive officers as a group (12 persons)	24,300,881	72.8

*	Less than one percent.

Series B Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr.	52	*
Randall E. Curran	—	—
John J. DeLucca	—	—
Richard E. Fish, Jr.	—	—
Clyde A. Heintzelman	—	—
Michael E. Leitner	—	—
R. Gerald McCarley	—	—
Thomas E. McInerney	640,142	99.4
J. Thomas Mullis	—	—
Sara L. Plunkett	—	—
Sanjay Swani	640,142	99.4
Philip M. Tseng	—	—
All directors and executive officers as a group (12 persons)	640,194	99.4

*	Less than one percent.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The shares of common stock shown as beneficially owned by any executive officer or director, other than Randall E. Curran and Richard E. Fish, Jr., include the shares of common stock subject to the portion of restricted stock units held by the executive officer or director that have vested or will vest within 60 days of April 1, 2007. Randall E. Curran and Richard E. Fish, Jr. are not deemed to own beneficially any of the shares of common stock or preferred stock subject to restricted stock units held by either such executive officer, including restricted stock units that have vested or will vest within 60 days of April 1, 2007. Those executive officers do not have any rights of a stockholder with respect to the shares subject to their restricted stock units until the shares are delivered. No shares subject to such restricted stock units may be delivered to those executive officers within 60 days of April 1, 2007. For additional information regarding the restricted stock units for common stock and preferred stock awarded to Messrs. Curran and Fish, see the Compensation Discussion and Analysis section of this proxy statement.

The information shown in the table concerning Thomas E. McInerney and Sanjay Swani is based upon our records and an amended statement on Schedule 13D/A filed by the Welsh, Carson, Anderson & Stowe Group with the SEC on April 6, 2005. The address of each of the foregoing individuals is 320 Park Avenue, Suite 2500, New York, New York 10022.

The shares of common stock shown as beneficially owned by John Almeida, Jr. include 575 shares of common stock issuable upon the conversion of Series B preferred stock held of record by Mr. Almeida, 131 shares of common stock issuable upon the exercise of Series B warrants held of record by Mr. Almeida, 660 shares of common stock issuable upon the exercise of Series C warrants held of record by Mr. Almeida and 445 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of April 1, 2007. Mr. Almeida is a general partner of Welsh, Carson, Anderson & Stowe.

The shares of common stock shown as beneficially owned by John J. DeLucca consist of 3,334 shares of common stock that Mr. DeLucca has the right to purchase within 60 days of April 1, 2007 pursuant to the exercise of stock options and 445 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of April 1, 2007.

The shares of common stock shown as beneficially owned by R. Gerald McCarley include 3,334 shares of common stock that Mr. McCarley has the right to purchase within 60 days of April 1, 2007 pursuant to the exercise of stock options and 445 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of April 1, 2007.

The shares of common stock shown as beneficially owned by Mr. McInerney include 445 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of April 1, 2007. In addition, Mr. McInerney reports that he shares voting and investment power with respect to all of the shares of common stock and Series B preferred stock shown, other than with respect to the foregoing shares of common stock subject to restricted stock units, with the other members of the Welsh, Carson, Anderson & Stowe Group. For additional information concerning the nature of Mr. McInerney’s beneficial ownership of the common stock and the Series B preferred stock, see the information above under “Principal Stockholders” with respect to the security ownership of the Welsh, Carson, Anderson & Stowe Group.

The shares of common stock shown as beneficially owned by J. Thomas Mullis include 7,000 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of April 1, 2007.

The shares of common stock shown as beneficially owned by Sara L. Plunkett consist of 11,112 shares that Ms. Plunkett has the right to purchase within 60 days of April 1, 2007 pursuant to the exercise of stock options and 17,417 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of April 1, 2007.

The shares of common stock shown as beneficially owned by Mr. Swani include 445 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of April 1, 2007. In addition, Mr. Swani reports that he shares voting and investment power with respect to all of the shares of common stock and Series B preferred stock shown, other than with respect to the foregoing shares of common stock subject to restricted stock units, with the other members of the Welsh, Carson, Anderson & Stowe Group. For additional information concerning the nature of Mr. Swani’s beneficial ownership of the common stock and the Series B preferred stock, see the information above under “Principal Stockholders” with respect to the security ownership of the Welsh, Carson, Anderson & Stowe Group.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include the following: a total of 26,197 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of April 1, 2007; a total of 17,780 shares of common stock that all directors and executive officers as a group have the right to purchase within 60 days of April 1, 2007 pursuant to the exercise of stock options; a total of 7,113,263 shares of common stock that all directors and executive officers as a group have the right to acquire within 60 days of April 1, 2007 pursuant to the conversion of Series B preferred stock; a total of 902,805 shares of common stock that all directors and executive officers as a group have the right to purchase within 60 days of April 1, 2007 pursuant to the exercise of Series B warrants; and a total of 6,560,730 shares of common stock that all directors and executive officers as a group have the right to purchase within 60 days of April 1, 2007 pursuant to the exercise of Series C warrants.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

Our board of directors has nominated John Almeida, Jr., Randall E. Curran, John J. DeLucca, Clyde A. Heintzelman, Michael E. Leitner, Thomas E. McInerney and Philip M. Tseng for election to the board of directors to serve until their respective successors are elected and qualified. Each of the seven nominees is an incumbent director.

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. Votes may be cast in favor of or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. If any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The board of directors recommends that stockholders vote “FOR” the election of each of the nominees to serve as directors.

Arrangements Relating to the Board of Directors

Nomination of John Almeida, Jr. and Thomas E. McInerney. The nomination of John Almeida, Jr. and Thomas E. McInerney for election as directors at the annual meeting was effected in accordance with agreements we entered into in connection with our acquisition by merger of BTI Telecom Corp. on October 6, 2003. We completed our acquisition of BTI Telecom and related transactions under a merger agreement dated as of July 2, 2003, as amended, among ITC^DeltaCom, BTI Telecom and the WCAS securityholders, including Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as “WCAS VIII,” and WCAS Capital Partners III, L.P., which we refer to as “WCAS Capital Partners.” Effective as of October 6, 2003, as required by the merger agreement, we entered into a governance agreement with the WCAS securityholders and two other stockholders, who subsequently ceased to be parties to this agreement. The governance agreement contained provisions concerning the governance of ITC^DeltaCom after the merger and the acquisition and disposition of our securities held by the WCAS securityholders. Messrs. Almeida and McInerney were appointed to the board of directors on October 6, 2003 and have been nominated for election by stockholders at each subsequent annual meeting in accordance with the governance agreement.

Nomination of Michael E. Leitner and Philip M. Tseng. The nomination of Michael E. Leitner and Philip M. Tseng for election as directors at the annual meeting was effected in accordance with the terms of the governance agreement, which was amended and restated on July 26, 2005 in connection with a series of related transactions we completed on that date. In those transactions, which we refer to as the “July 2005 refinancing,” we issued and sold to institutional investors $30 million principal amount of third lien, senior secured notes and Series D warrants. We and the WCAS securityholders entered into the amended and restated governance agreement with the note purchasers, including Special Value Bond Fund II, LLC and Special Value Absolute Return Fund, LLC, which are investment funds affiliated with Tennenbaum Capital Partners, LLC, which we refer to as “TCP.” As described below, under the amended and restated governance agreement, those investment funds and their permitted transferees who become parties to the agreement from time to time, which we refer to collectively as the “TCP securityholders,” were granted the right to designate two individuals for appointment or for nomination for election to the board of directors. Mr. Leitner was designated on July 26, 2005 for appointment to the board of directors by the TCP securityholders, was appointed to the board of directors by the incumbent directors on August 1, 2005, and was elected to the board of directors by stockholders at the 2006 annual meeting. Mr. Tseng was appointed to the board of directors on February 6, 2007 upon designation by the TCP securityholders to fill the vacancy created by the resignation of a prior designee of the TCP securityholders, who had served on the board of directors from August 1, 2005 through November 6, 2006.

Size and Composition of Board of Directors. As amended and restated as of July 26, 2005, the governance agreement provides that the board of directors is to consist of the following directors:

•

up to two directors, whom we refer to as the “WCAS designees,” designated for appointment or for nomination for election to the board of directors by WCAS VIII and WCAS Capital Partners, so long as the WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding “primary voting power,” as described below;

•

up to two directors, whom we refer to as the “TCP designees,” designated for appointment or for nomination for election to the board of directors by the TCP securityholders during the applicable board membership periods described below;

•

one director, whom we refer to as the “Series A designee,” designated for appointment to the board of directors by the holders of the Series A preferred stock or elected to the board of directors by the holders of the Series A preferred stock, voting as a separate class, in accordance with the certificate of designation of the Series A preferred stock;

•

up to two directors, whom we refer to as the “Series B designees,” designated for appointment to the board of directors by the holders of the Series B preferred stock or elected to the board of directors by the holders of the Series B preferred stock, voting as a separate class, in accordance with the certificate of designation of the Series B preferred stock;

•	a minimum of three directors who qualify as “independent directors,” as defined in the governance agreement;

•	our Chief Executive Officer; and

•	the additional directors, if any, nominated for election by the board of directors as a whole.

Under the governance agreement, the TCP securityholders are entitled to designate two members of our board of directors until such time as they no longer beneficially own at least 1,333,334 shares of common stock. Thereafter, the TCP securityholders will be entitled to designate one director until such time as they cease to own beneficially common stock representing at least 1% of our outstanding voting power. For purposes for determining their entitlement to the foregoing board designation rights, the TCP securityholders are deemed to be the beneficial owners of the common stock they could receive upon exercise of the Series D warrants they acquired on July 26, 2005 as part of the July 2005 refinancing.

In accordance with the foregoing provisions of the governance agreement, the number of directors constituting the board of directors is currently fixed at nine directors consisting, as of the date of this proxy statement, of the following:

•	Mr. Almeida and Mr. McInerney, who were designated for appointment to the board of directors by WCAS VIII and WCAS Capital Partners and who serve as the WCAS designees;

•	Mr. Leitner and Mr. Tseng, who were designated for appointment to the board of directors by the TCP securityholders and who serve as the TCP designees;

•	R. Gerald McCarley, who was elected to the board of directors by the holders of the Series A preferred stock and who serves as the Series A designee;

•

Sanjay Swani, who was designated for appointment to the board of directors by the holders of the Series B preferred stock, substantially all of whom are WCAS securityholders, and who serves as a Series B designee;

•	Randall E. Curran, who serves as our Chief Executive Officer; and

•	John J. DeLucca and Clyde A. Heintzelman, who, together with Mr. McCarley, qualify as “independent directors” under the governance agreement.

The holders of the Series B preferred stock and their current designee, Sanjay Swani, have not exercised their right to elect or appoint a second Series B designee to replace the vacancy created by the resignation of Anthony J. de Nicola, a former Series B designee, from the board of directors on July 25, 2006.

There is no limitation under the governance agreement on the size of the board of directors, which may be determined by resolution of the board of directors or by vote of the stockholders. The governance agreement provides that the WCAS securityholders may require us at any time to increase the size of the board of directors if at such time the WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding “primary voting power.” The governance agreement defines “primary voting power” on any date to mean the total number of votes that may be cast on such date by all holders of our voting securities generally, other than in connection with the election of directors, but excluding any votes that may be cast upon the acquisition by stockholders of voting securities as a result of the conversion, exchange or exercise of any voting security equivalents, which include warrants, options and other rights, beneficially owned by such stockholders on such date. Primary voting power currently means the total number of votes that may be cast by all holders of the common stock, the Series A preferred stock and the Series B preferred stock.

The governance agreement defines an “independent director” as a director who is not an affiliate or an associate of any WCAS securityholder or an officer or employee of ITC^DeltaCom or any subsidiary of ITC^DeltaCom. For purposes of the governance agreement, the terms “affiliate” and “associate” generally have the meanings set forth in SEC rules, except that portfolio companies of the WCAS securityholders and the TCP securityholders and their respective affiliates are excluded from the affiliate definition. In addition, if our securities are listed on any national securities exchange, such a director must qualify as an “independent director” within the meaning of the rules and regulations of the securities exchange. If our securities are not so listed, such a director may not have any relationship with us which, in the opinion of the board of directors and a determination of the committee of independent directors described below, at the time of such director’s nomination, appointment or election, would interfere with such director’s exercise of independent judgment in carrying out the director’s responsibilities as a director. Our common stock is not currently listed on a national securities exchange.

In addition to the foregoing independence requirements, a director will not qualify as an independent director for purposes of the governance agreement if the director has had, during the fiscal year in which the independence determination is made or during any of our three preceding fiscal years, any disqualifying relationship enumerated in the governance agreement. Such disqualifying relationships include the following:

•	employment with ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•	subject to specified exceptions, receipt of any annual payments in excess of $60,000 from ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•	employment of any family member as an executive officer of ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•

participation as a partner in, or a controlling stockholder or executive officer of, any organization to which we made, or from which we received, payments (other than payments arising solely from investments in our securities) that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year, or $200,000;

•	employment as an executive officer of any entity on whose compensation committee any of our executive officers serve; and

•	service as a partner or employee of our independent registered public accounting firm and participation by such director in the audit of our financial statements.

Composition of Board Committees. The governance agreement provides that at least one WCAS designee or one Series B designee affiliated with the WCAS securityholders will serve on all committees of the board of directors, other than the audit committee and the committee of independent directors established in accordance with the governance agreement, and that one TCP designee will serve on the compensation committee. The remaining members of each committee are required to qualify as independent directors as defined in the governance agreement.

The board of directors is required to maintain a committee of independent directors in accordance with the governance agreement. This committee is composed exclusively of independent directors, as defined in the governance agreement. In connection with any specific determination of any matter to be made by the committee of independent directors, a director serving on the committee will not be deemed to be an independent director for purposes of participating in such determination, and will not be entitled to participate in such determination, if, in the judgment of the committee (other than such director), such director has an interest in such matter that would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director.

Vacancies in Board of Directors. The governance agreement provides that, for so long as the WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding primary voting power:

•

one or more of the WCAS designees, acting as a new directors committee formed in accordance with our bylaws (or, if no WCAS designees are then serving as directors, the Series B designees), will have the right to designate a director to fill any vacancy created by the death, disability, retirement, resignation or removal of any WCAS designee or by an increase in the size of the board of directors implemented pursuant to the direction of the WCAS securityholders; and

•

we and the TCP securityholders will not take any action resulting in the removal of any WCAS designee without “cause,” which the governance agreement defines as the willful and continuous failure of a director substantially to perform such director’s duties to us or the willful engaging by a director in gross misconduct materially and demonstrably injurious to us.

If a vacancy is created at any time by the death, disability, retirement, resignation or removal of any TCP designee, the TCP securityholders will have the right to fill the vacancy.

Agreement to Vote. We, the WCAS securityholders and the TCP securityholders have agreed to vote or act by written consent, and to take all other necessary or desirable actions, to implement the foregoing provisions of the governance agreement relating to the board of directors and committees of the board of directors, and to use reasonable efforts to cause our respective affiliates to do so. Consistent with this undertaking, the WCAS securityholders are obligated under the governance agreement to vote their shares of common stock at this annual meeting in favor of each of the nominees for election to the board of directors.

Information About Director Nominees and Continuing Directors

The following presents information as of March 1, 2007 concerning each of the directors nominated for election at the annual meeting and each of the directors continuing in office.

Nominees for Election

Name	Age	Director Since
John Almeida, Jr.	36	2003
Randall E. Curran	52	2005
John J. DeLucca	63	2002
Clyde A. Heintzelman.	68	2005
Michael E. Leitner.	39	2005
Thomas E. McInerney	65	2003
Philip M. Tseng	30	2007

John Almeida, Jr., has served on the board of directors since October 2003. Mr. Almeida joined Welsh, Carson, Anderson & Stowe, a private equity firm, in 1999 and currently is a General Partner with that firm. Before joining Welsh, Carson, Anderson & Stowe, Mr. Almeida worked at Lehman Brothers, a global financial services firm, in the investment banking department from 1997 to 1999 and at the private equity firm Westbury Capital Partners from 1995 to 1997. Mr. Almeida served as a director of BTI Telecom Corp. from 2001 to 2003. Mr. Almeida also serves as a director of Local Insight Media, Inc. and Titan Outdoor Holdings, Inc.

Randall E. Curran has served on the board of directors and as our Chief Executive Officer since February 2005. He previously served as Chairman and Chief Executive Officer of ICG Communications, Inc., a competitive telecommunications company, from September 2000 until December 2003. Before joining ICG Communications, Mr. Curran served as Chairman, President and Chief Executive Officer of Thermadyne Holdings Corporation, a global manufacturer of welding and cutting products. During 2004, he was engaged in management consulting with both FTI Consulting, Inc. and his own firm. Mr. Curran served with Thermadyne and its predecessor companies since 1981 in various positions, including Chief Operating Officer and Senior Vice President-Chief Financial Officer. Early in his career, he worked at Cooper Industries and with the accounting firm of Arthur Andersen & Co. Mr. Curran received a Bachelor of Arts degree in economics from DePauw University and a Master of Business Administration degree from Loyola University in Chicago.

John J. DeLucca has served on the board of directors since October 2002. Mr. DeLucca served as Executive Vice President and Chief Financial Officer of REL Consultancy Group, a provider of financial consulting services to businesses, from 2003 until 2004. Mr. DeLucca previously served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty Inc., a manufacturer and marketer of personal fragrances, from 1999 to February 2002 and as Senior Vice President and Treasurer of RJR Nabisco Inc., an international consumer products company, from 1993 to 1998. Mr. DeLucca also has served, among other positions, as Managing Director and Chief Financial Officer of Hascoe Associates, President and Chief Financial Officer of the Lexington Group, and Senior Vice President-Finance and Managing Director of The Trump Group. Mr. DeLucca currently serves as a director and chairman of the nominating committee and governance committee and as a member of the audit committee of Enzo Biochem, Inc., as a director and deputy chairman of the audit committee and as a member of the nominating committee, the governance committee and the trading/risk committee of British Energy plc, as a director and chairman of the audit committee of Endo Pharmaceuticals, Inc., as a director of Tier Technologies, Inc., and as a director of a private company.

Clyde A. Heintzelman has served on the board of directors since July 2005. Mr. Heintzelman served as the Chairman of the Board of Optelecom, Inc. from February 2000 to June 2003 and as its interim President and Chief Executive Officer from June 2001 to January 2002. From November 1999 to May 2001, he was President of Net2000 Communications, Inc. From December 1998 to November 1999, Mr. Heintzelman served as the President and Chief Executive Officer of SAVVIS, Inc. (formerly SAVVIS Communications Corporation), a networking and Internet solutions company. Mr. Heintzelman currently serves as a director and chairman of the audit committee of SAVVIS, Inc., as a director and member of the audit committee of Telecommunication Systems, Inc. and as Chairman of the Board of Citel, an AIM-listed company.

Michael E. Leitner has served on the board of directors since August 2005. Mr. Leitner is a Partner of Tennenbaum Capital Partners, LLC, a private investment firm, where he has worked since 2005. Before joining Tennenbaum Capital Partners, he served as a Senior Vice President of Corporate Development for WilTel Communications from 2004 to 2005. From 2000 to 2003, Mr. Leitner served as Vice President of Corporate Development of 360networks and Chief Executive Officer of 360networks’ Latin American-Caribbean long-distance business (GlobeNet Communications). From 1998 to 2000, Mr. Leitner was a Senior Director of Corporate Development for Microsoft Corporation. Mr. Leitner served as a Vice President in the Technology Mergers & Acquisitions group at Merrill Lynch, a global financial services firm, from 1994 to 1998.

Thomas E. McInerney has served on the board of directors since October 2003 and as Chairman since February 2005. Mr. McInerney has been a General Partner of Welsh, Carson, Anderson & Stowe since 1986 and is a Managing Member or General Partner of the sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously, Mr. McInerney co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a communications services company. Before co-founding Dama Telecommunications, Mr. McInerney worked in the financial services area at Automatic Data Processing, Inc. and was previously with the American Stock Exchange. Mr. McInerney served as a director of BTI Telecom Corp. from 2001 to 2003 and is currently a director of Centennial Communications Corporation, SAVVIS, Inc. and various private companies.

Philip M. Tseng has served on the board of directors since February 2007. Mr. Tseng is a Principal of Tennenbaum Capital Partners LLC, a private investment firm, where he has worked since July 2004. Immediately before joining Tennenbaum Capital Partners, Mr. Tseng pursued graduate studies at Harvard University. From January 2000 to June 2002, Mr. Tseng was employed with Credit Suisse First Boston, an international investment banking firm, in the technology group and, from August 1998 to January 2000, with Deutsche Back Alex Brown, an international investment banking firm, in the telecommunications group.

Continuing Directors

Each of the continuing directors is a Series A designee or Series B designee. R. Gerald McCarley serves as the Series A designee and Sanjay Swani serves as a Series B designee. The Series A designee and Series B designee are not nominated for election at the annual meeting, but will continue to serve as directors until their successors are elected by the holders of the Series A preferred stock and the holders of the Series B preferred stock, respectively, or until they are otherwise replaced under the terms of the Series A preferred stock or the terms of the Series B preferred stock.

Name	Age	Director Since
R. Gerald McCarley	67	2003
Sanjay Swani	40	2003

R. Gerald McCarley served on the board of directors from January 2002 to October 2002. He was reappointed as a director in January 2003 and elected as a director by the holders of the Series A preferred stock in August 2005. Mr. McCarley is a retired partner of the accounting firm of Deloitte & Touche LLP. He retired from that firm in June 1999 after having served as an accounting and audit partner since 1980. Mr. McCarley joined a predecessor of Deloitte & Touche in 1967 and served in various positions before he was appointed a partner in 1980.

Sanjay Swani has served on the board of directors since October 2003. Mr. Swani joined Welsh, Carson, Anderson & Stowe in 1999 and has been a General Partner of that firm since 2001. Mr. Swani is a Managing

Member or General Partner of the sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. From 1998 to 1999, Mr. Swani was a Principal at Fox Paine & Company, a San Francisco-based buyout firm. From 1994 to 1998, he served with Morgan Stanley & Co., a global financial services firm, in the mergers and acquisitions area. Mr. Swani served as a director of BTI Telecom Corp. from 2001 to 2003 and is currently a director of several private companies, including Ozburn-Hessey Logistics, Mobile Storage Group, Global Knowledge Networks, BancTec, Inc., and Local Insight Media.

Director Attendance at Meetings

The board of directors held six meetings during 2006. During 2006, each director attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period he served as a director and the total number of meetings held by each committee of the board of directors on which he served during the period for which he served.

Of our ten directors as of that date, nine directors attended our 2006 annual meeting of stockholders held on May 3, 2006. Our policy is that all directors are encouraged to attend the annual meeting of stockholders.

Director Independence

Our common stock is currently traded on the OTC Bulletin Board. Accordingly, we are not subject to the rules of any national securities exchange which require that a majority of a listed company’s directors and specified committees of the board of directors meet independence standards prescribed by such rules. For purposes of preparing the disclosures in this proxy statement regarding director independence, we have used the definition of “independent director” set forth in the Marketplace Rules of The Nasdaq Stock Market LLC. Our common stock was traded on the National Market System of The Nasdaq Stock Market, Inc. in 2006 until it was delisted from that market on July 26, 2006.

Subject to an exemption available to a “controlled company,” the Nasdaq Marketplace Rules require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in the Nasdaq Marketplace Rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. If we were subject to such rules, we believe we would qualify as a “controlled company” and would be able to rely on the controlled company exemption from these provisions. Nasdaq Marketplace Rule 4350(c)(5) defines a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” As described elsewhere in this proxy statement, the Welsh, Carson, Anderson & Stowe Group has disclosed in its statements on Schedule 13D filed with the SEC that it is the beneficial owner of voting securities representing more than 50% of our voting power. See “Security Ownership” for information about the beneficial ownership of our capital stock by the Welsh, Carson, Anderson & Stowe Group.

Even though we believe we would be a controlled company for purposes of the Nasdaq Marketplace Rules, we nevertheless would have to comply with the requirements of those rules relating to the membership, qualifications and operations of the audit committee, including the requirement that the committee be composed of at least three directors who are independent under the Nasdaq Marketplace Rules. The audit committee currently consists of Mr. DeLucca, Mr. McCarley and Mr. Heintzelman. Messrs. DeLucca and Heintzelman have been nominated for re-election to the board of directors at the annual meeting. The board of directors has determined that each current member of the audit committee is an “independent director” eligible for audit committee service under the Nasdaq Marketplace Rules.

Committees of the Board

The board of directors currently has a standing audit committee, a standing compensation committee, a standing committee of independent directors and a standing new directors committee.

Audit Committee. The audit committee, which held 13 meetings during 2006, currently consists of Mr. DeLucca, who serves as chairman, Mr. McCarley and Mr. Heintzelman. All of the current members served on the audit committee throughout 2006. The board of directors has determined that each current member of the audit committee is an “audit committee financial expert,” as that term is defined in Item 401(h)(2) of the SEC’s Regulation S-K, and is “independent” of management. The audit committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing our independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of our system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in our annual and quarterly reports filed with the SEC, and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements. The audit committee’s duties and responsibilities are set forth in its charter, which was included as Appendix A to our proxy statement dated April 7, 2006 for our 2006 annual meeting of stockholders. A copy of the charter is not available on our web site.

In addition to their duties and responsibilities set forth in the committee charter, the audit committee has authority under our governance agreement to approve transactions in which we may engage with the WCAS securityholders or any of their affiliates that are not subject to approval by the committee of independent directors. For information about the audit committee’s approval authority under the governance agreement, see “Transactions With Related Persons and Approval Policies—Review, Approval or Ratification of Transactions With Related Persons.”

Compensation Committee. The compensation committee, which held five meetings during 2006, currently consists of Mr. McCarley, who serves as chairman, Mr. Leitner and Mr. Swani. Mr. McCarley has served on the compensation committee since January 2003, Mr. Swani since October 2003 and Mr. Leitner since November 2006. Mr. Leitner filled a vacancy on the committee created by the resignation in November 2006 of Steven C. Chang, who had been appointed to the board of directors and the compensation committee in accordance with our governance agreement. Messrs. Swani and Leitner each were appointed to the compensation committee pursuant to the governance agreement. The compensation committee is responsible for establishing the compensation of our named executive officers and other management employees, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders’ interests, and administering our equity compensation plans. The compensation committee does not operate under a charter.

The compensation committee did not engage any consultant during 2006 to determine or recommend the amount or form of executive and director compensation. The compensation committee generally has not exercised its power to delegate authority to a subcommittee. In 2007, the committee authorized Randall E. Curran, our Chief Executive Officer, to award a specified sum of discretionary bonuses to the other named executive officers and other employees in his discretion.

Mr. Curran is actively involved in the executive compensation process. Mr. Curran reviews the performance of each of the named executive officers (other than his own performance) and, within the defined plan or program limits, recommends to the compensation committee base salary increases and bonus and long-term incentive awards for these and other executives. He provides the compensation committee with both short-term and long-term recommended financial and non-financial performance goals for ITC^DeltaCom that are used to link pay with performance. Mr. Curran also provides the compensation committee with his views regarding the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve corporate goals. Mr. Curran attends some meetings of the compensation committee, but does not participate in the compensation committee’s executive sessions.

Committee of Independent Directors. In accordance with our governance agreement, the board of directors maintains a committee of independent directors, which has the responsibility to approve transactions between us and the WCAS securityholders and their affiliates. See “Election of Directors—Arrangements Relating to the

Board of Directors” above for information about the director independence standards set forth in the governance agreement for service on this committee and “Transactions With Related Persons and Approval Policies—Review, Approval or Ratification of Transactions With Related Persons” for a description of the committee’s approval authority. The committee of independent directors is authorized to retain its own legal, financial and other advisers without obtaining approval of such retention by the board of directors.

New Directors Committee. In accordance with our bylaws, the board of directors maintains a new directors committee, which currently consists of Messrs. Almeida and McInerney. For so long as the WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding primary voting power, and WCAS designees are then serving on the board of directors, the new directors committee, which is composed solely of WCAS designees, will have the exclusive right to designate a director for appointment to fill any vacancy created by the death, resignation, disqualification, removal or other cause of any WCAS designee or by an increase in the size of the board of directors implemented pursuant to the direction of the WCAS securityholders.

Director Nominations Policy

The board of directors does not currently have a nominating committee. Except as described in this proxy statement with respect to the nomination, appointment or election of the WCAS designees, the TCP designees, the Series A designee or the Series B designees, the full board of directors nominates candidates for membership on the board of directors. In view of the existence of the arrangements relating to board composition described in this proxy statement, the board of directors does not consider that the operation of a nominating committee would enhance the director nominations process.

The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to describe the process by which, subject to provisions of our certificate of incorporation and bylaws and the governance agreement, candidates for inclusion in the recommended slate of director nominees are selected. The nominations policy is administered by the board of directors.

The board of directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the board of directors, the board of directors will take into account our current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC rules and rules of any national securities exchange on which our common stock is listed; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. The board of directors will conduct appropriate inquiries into the background and qualifications of any potential new director candidates who appear upon first consideration to meet the board’s selection criteria and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The board of directors may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, our advisers, and executive search firms. The board of directors will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the board of directors will consider any written recommendations of director candidates by stockholders received by our Secretary no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must be mailed to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary, and include (1) the candidate’s name and address, (2) a statement of the candidate’s qualifications to serve on the board of directors, (3) such other information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the candidate were nominated by the board of directors and (4) if applicable, a description of all arrangements or understandings between the candidate and the stockholder submitting the recommendation.

The board of directors intends to review the nominations policy from time to time to consider whether modifications to the policy may be advisable as our needs and circumstances evolve, and as applicable legal or securities listing standards change. The board of directors may amend the nominations policy at any time.

Under our bylaws, a stockholder wishing to nominate candidates for election as directors at any meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by our Secretary not less than 60 days before the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record of our capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the board of directors; and

•	if applicable, the consent of each nominee to serve as a director if so elected.

We may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director. The foregoing requirements do not apply to any nomination of directors made in accordance with the governance agreement or the terms of the Series A or Series B preferred stock.

Communications With the Board of Directors

The board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about us directly either to the full board of directors or to the non-management directors as a group by mailing their communications to us at the following address: ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary. The Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the applicable person.

Director Compensation

The following table sets forth information regarding compensation paid to our directors for 2006.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total($)
John Almeida, Jr.(2)	—	—	—	—	—	—	—
Steven C. Chang(3)	—	—	—	—	—	—	—
John J. DeLucca(4)	49,500	1,406	—	—	—	—	50,906
Anthony J. de Nicola(5)	—	—	—	—	—	—	—
Clyde A. Heintzelman(6)	52,000	1,406	—	—	—	—	53,406
Michael E. Leitner	—	—	—	—	—	—	—
R. Gerald McCarley(7)	59,500	1,406	—	—	—	—	60,906
Thomas E. McInerney(8)	—	—	—	—	—	—	—
Sanjay Swani(9)	—	—	—	—	—	—	—

(1)	The full grant date fair value of the restricted stock units granted to each applicable director in 2006 was $16,875, as computed in accordance with FAS 123R. Amounts shown in the column represent the compensation cost of restricted stock unit awards recognized by us in 2006 for each such director, as computed in accordance with SFAS 123R, without any reduction for risk of forfeiture. The assumptions we used in calculating this amount are set forth in Note 10 to Notes to Consolidated Financial Statements in our 2006 Form 10-K.
(2)	As of December 31, 2006, Mr. Almeida held outstanding unvested awards of restricted stock units for 222 shares of common stock.
(3)	Mr. Chang resigned from the board of directors effective November 6, 2006.
(4)	As of December 31, 2006, Mr. DeLucca held (a) outstanding unvested awards of restricted stock units for 11,472 shares of common stock and (b) outstanding vested options to purchase 3,334 shares of common stock.
(5)	Mr. de Nicola resigned from the board of directors effective July 25, 2006, and forfeited unvested restricted stock units for 667 shares of common stock.
(6)	As of December 31, 2006, Mr. Heintzelman held outstanding unvested awards of restricted stock units for 11,250 shares of common stock.
(7)	As of December 31, 2006, Mr. McCarley held (a) outstanding unvested awards of restricted stock units for 11,472 shares of common stock, and (b) outstanding vested options to purchase 3,334 shares of common stock.
(8)	As of December 31, 2006, Mr. McInerney held outstanding unvested awards of restricted stock units for 222 shares of common stock.
(9)	As of December 31, 2006, Mr. Swani held outstanding unvested awards of restricted stock units for 222 shares of common stock.

Directors who are not employees of ITC^DeltaCom and who are not affiliated with the WCAS securityholders or the TCP securityholders receive annual fees of $30,000, fees of $1,500 for each board meeting attended in person, fees of $1,000 for each board meeting attended by conference telephone and fees of $1,000 for each committee meeting attended in person or by conference telephone. The chairman of the audit committee receives an additional annual fee of $5,000. All such fees are paid in cash. Of our current directors, Messrs. DeLucca, Heintzelman and McCarley received the foregoing fees in 2006. Directors who are employees of ITC^DeltaCom or who are affiliated with the WCAS securityholders or the TCP securityholders receive no fees for their service on the board of directors. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their board service.

In November 2006, we granted restricted stock unit awards for 7,500 shares of common stock under our incentive plan to each of the three non-employee directors then serving on the board of directors who were not affiliated with the WCAS securityholders or the TCP securityholders. The restricted stock unit awards vest with respect to 50% of the shares subject to such awards on each of the first two anniversaries of the date of grant.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed with ITC^DeltaCom’s management the Compensation Discussion and Analysis set forth below and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted,

Compensation Committee

R. Gerald McCarley

Michael E. Leitner

Sanjay Swani

COMPENSATION DISCUSSION AND ANALYSIS

Guiding Principles and Policies

Our senior executive compensation program is primarily designed to:

•	motivate our existing executive leadership to enhance stockholder value by successfully completing the ongoing restructuring of our business and fostering strong operating results;

•	reward superior short-term and long-term performance;

•	align the interests of our senior executives with those of our stockholders; and

•	avoid the loss of our senior executives to competitors and other employment opportunities.

Drawing on internal and external resources to provide necessary background and context, the compensation committee of our board of directors uses its business judgment to establish our executive compensation philosophy and policies and to oversee implementation of our executive compensation program.

Compensation Considerations

The executive officers named in the Summary Compensation Table, whom we refer to as “named executive officers” or “NEOs,” are critically important, together with the other members of our senior management team, to our efforts to create value for stockholders by promoting and sustaining improved operating performance. During 2006, we had four named executive officers:

•	Randall E. Curran, who has served as our Chief Executive Officer since February 2005;

•	Richard E. Fish, Jr., who has served as our Chief Financial Officer since April 2005, following his service as our Chief Administrative Officer beginning in February 2005;

•	J. Thomas Mullis, who serves as our Senior Vice President-Legal and Regulatory; and

•	Sara L. Plunkett, who serves as our Senior Vice President-Finance.

CEO and CFO Compensation. Since 2005, a fundamental objective of our compensation policies has been to attract and motivate our senior executives to manage a successful restructuring of our capital structure and business operations. We have sought to promote this objective in part by incorporating significant equity-based compensation elements into the employment agreements we signed with our Chief Executive Officer and Chief Financial Officer in February 2005 to induce them to accept employment and manage our recapitalization and the implementation of other strategies to enhance our financial condition and operating performance. These negotiated arrangements, which were approved by the compensation committee, constitute a part of our compensation program for Messrs. Curran and Fish and distinguish the form and amount of the compensation we pay these executives from the compensation we pay our other two named executive officers.

Competitive Considerations. In making compensation decisions, the compensation committee considers the form and amount of compensation paid to senior executives at other telecommunications companies. The committee obtains market comparison information from published compensation surveys of companies that it considers comparable to ITC^DeltaCom in size and general operating requirements based on their annual revenue and number of employees. Based on these criteria, the committee reviews data for publicly traded and privately held companies with $200 million to $700 million of annual revenues and with 1,000 to 5,000 employees. The companies considered include those, like ITC^DeltaCom, that operate primarily in the services sector of the telecommunications industry, as well as companies that operate primarily in the industry’s equipment sector. The published surveys publish summary data at an aggregate level for the participating companies. In reviewing elements of the Chief Executive Officer’s compensation for 2007, the compensation committee supplemented information in the foregoing surveys with an analysis of publicly available information about compensation paid to the chief executive officers of five publicly traded competitive communications companies. In its analysis, the committee considered compensation paid by Level 3 Communications, Inc., XO Holdings, Inc., Time Warner Telecom, Inc., US LEC Corp. and Eschelon Telecom, Inc. The last two of these companies have revenue and employee headcount characteristics within the range typically considered by the committee in its review of published survey data.

The compensation committee considers the competitive market for executive compensation principally in evaluating levels of annual cash compensation, which for this purpose consists of base salaries and annual cash bonuses. The committee believes that comparisons of equity-based compensation elements are less meaningful in view of the significant equity incentives previously awarded to our Chief Executive Officer and Chief Financial Officer and in light of the factors that currently limit prospects for a significant and sustained appreciation in our stock price compared to the prospects of some other telecommunications companies. In fixing compensation for the named executive officers other than the Chief Executive Officer, the compensation committee generally examines comparable company data for annual cash compensation at the 50th to 75th percentiles. The committee does not apply this or any other benchmark in determining any elements of the Chief Executive Officer’s compensation package.

Compensation Elements

The compensation program for our named executive officers has two primary elements:

•	annual compensation, which consists of base salaries and executive benefits; and

•	incentive compensation, which is payable in the form of cash bonuses and in the form of long-term equity awards under our stock incentive plans.

We do not currently provide pension or other retirement compensation programs for our named executive officers.

In structuring the compensation packages of our Chief Executive Officer and Chief Financial Officer in February 2005, the compensation committee sought to ensure that a significant portion of each such executive’s total compensation opportunity would be performance-based, reflecting both upside potential and downside risk. The main performance elements are incorporated into the vesting provisions of the equity incentives that we awarded to Messrs. Curran and Fish upon their appointment to ITC^DeltaCom. The equity-based performance elements of the compensation we pay our other two named executive officers represent a smaller proportion of their total compensation opportunity.

Annual Compensation. Annual compensation consists of base salaries and executive benefits. These elements of ITC^DeltaCom’s compensation program are intended to afford our executives some degree of compensation certainty by providing them with a reasonable amount of compensation for their services that is not at risk. Annual cash incentives, equity compensation grants, 401(k) plan contributions and some general employee benefits are determined with reference to annual base pay.

Base Salaries. The compensation committee establishes base salaries of our named executive officers by evaluating the responsibilities of the position, the executive’s performance over the prior year, the competitive marketplace for executive talent, and the recommendations of the Chief Executive Officer (other than with respect to his own compensation). The compensation committee generally follows the recommendations of the Chief Executive Officer for the other executives, but also may conduct its own performance evaluation. Individual performance ratings take into account such factors as the achievement of specific goals that are defined by reference to our strategic plan and the attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights, but are subject to adjustment by the compensation committee as part of the annual evaluation. For 2006, our strategic goals by which the company’s performance was measured included the ongoing restructuring of our business operations.

In 2006, Mr. Curran’s base salary was increased by $25,000, or 5%. In approving the increase, the compensation committee primarily took into account achievement of 2005 corporate goals (including the successful restructuring of our capital structure) and Mr. Curran’s contributions to improved operating results and executive team performance. The committee also approved base salary increases of $16,250, or 5%, for Mr. Fish, $10,000, or 5%, for Mr. Mullis and $36,500, or 21%, for Ms. Plunkett. The higher percentage increase in the case of Ms. Plunkett reflected in part the committee’s decision to bring her base pay more into line with salaries paid by comparable companies at the targeted 50th to 75th percentile levels. Because of the size of the equity incentive grants made to Messrs. Curran and Fish upon their appointment, which are partially subject to performance-based vesting, the compensation committee has not emphasized annual increases in base pay for these two officers to reward superior performance.

The compensation committee’s ability to adjust the base salaries of some of our named executive officers from their previous levels is restricted by the terms of their employment agreements. Under our agreements with Messrs. Curran and Fish, Mr. Curran and Mr. Fish were entitled to initial base salaries payable at annual rates of $500,000 and $350,000, respectively, when they joined our company. Under his employment agreement, Mr. Mullis is entitled to receive a base salary of not less than $184,000, which was his base salary in effect immediately before he entered into the agreement in August 2004. These base salaries are subject to increase in accordance with our normal business practices and, having been increased, may not subsequently be reduced unless there is a proportionate reduction in the salaries of all of our other senior executives.

Executive Benefits. We provide our named executive officers with limited executive benefits that are not generally available to more junior employees. In 2006, the value of these benefits for all named executive officers totaled $116,385. The benefits are considered part of the total compensation package and are evaluated in this light as part of the compensation committee’s review of each executive’s annual total compensation.

Executive benefits for 2006 included an automobile allowance, which is generally available to other senior officers and some other employees, and the provision of estate and financial planning services to Messrs. Curran and Fish, which are generally available to all senior officers. In addition, in 2006, we reimbursed Messrs. Curran and Fish for federal and state income tax payments related to our payment on their behalf of FICA and Medicare tax withholding payments due upon the initial vesting of their stock units. The compensation committee approved the tax withholding payments because neither executive held any of our securities that he could sell to raise funds to pay the taxes associated with the vesting of his stock units. For additional information about these limited benefits, see the Supplemental All Other Compensation Table and related footnotes following this Compensation Discussion and Analysis

Incentive Compensation. Incentive compensation consists of annual cash bonuses and long-term awards made under our stock incentive plans. We use incentive compensation packages to motivate our named executive officers from year to year and to promote long-term growth.

Annual Cash Bonuses. Our compensation philosophy is based, in part, on the conclusion that annual bonuses motivate executives by providing tangible benefits related to the achievement of specific, shorter-term company goals that will lead to enhanced operating performance. Accordingly, we pay annual cash bonuses to our named executive officers based primarily on corporate performance, as measured by reference to factors that reflect objective performance criteria over which management generally has the ability to exert some degree of control.

Depending on corporate performance, our Chief Executive Officer and other named executive officers are entitled to receive cash bonuses under our annual cash bonus plan. Under the plan, the named executive officers, as well as other senior executives, generally are entitled to receive a cash bonus in an amount up to a specified maximum percentage of the executive’s annual base salary, which we refer to as the “bonus opportunity,” subject to our achievement of tiered financial performance goals. Financial performance goals and maximum bonus opportunities are approved annually by the compensation committee, subject to compliance with applicable employment agreements. To the extent not specified in employment agreements, as in the case of Messrs. Curran and Fish, bonus opportunities for the named executive officers are established each year by the compensation committee on an individual basis. If we achieve the financial performance goals at the highest established tier, the executive will be entitled to receive a cash bonus that is equal to 100% of the executive’s bonus opportunity. If we achieve the financial performance goals at a lower tier, the percentage of the bonus opportunity which the executive will be entitled to receive as a cash bonus will be reduced to the percentage attributed to that tier. For 2006, the bonus opportunities were 100% for Messrs. Curran and Fish, 50% for Mr. Mullis and 60% for Ms. Plunkett, and the financial performance tiers were 100%, 75%, 50% and 25%.

Under financial performance goals approved by the compensation committee in February 2006, the payment of annual bonuses under the plan for 2006 was based on our attainment of specified levels of “EBITDA,” so long as we achieved at least $25 million of “free cash flow” and so long as our 2006 EBITDA level was at least $65 million. For purposes of the plan, “EBITDA” was defined to mean the sum of net income (or net loss) after eliminating extraordinary and non-recurring items to the extent included in net income, interest expense, income tax expense, depreciation expense, amortization expense, and any direct expenses and accounting charges incurred in or related to specified events or arrangements, including sales of our assets, while “free cash flow” was defined to mean EBITDA less capital expenditures, before changes in working capital. EBITDA as defined for purposes of the plan is not the same as the EBITDA measure we report in our earnings releases and SEC filings. The objectives provided for the payment of the minimum applicable percentage of base salary at an EBITDA level of at least $65 million and the maximum applicable percentage of base salary at an EBITDA level of over $80 million. After the adoption of the financial performance goals, our board of directors authorized special capital expenditures for investment in our network. Because these expenditures were not part of the plan on which the free cash flow target had been based, the compensation committee determined to eliminate this condition to the payment of bonuses.

In February 2007, based on our achievement of at least $65 million of EBITDA, as defined for purposes of the plan, for 2006, the compensation committee approved the payment of cash bonuses equal to 25% of each named executive officer’s bonus opportunity. Accordingly, we paid plan-based cash bonuses of $131,250 to Mr. Curran, $85,313 to Mr. Fish, $35,385 to Mr. Mullis and $31,800 to Ms. Plunkett.

Under our employment agreements with Messrs. Curran and Fish, the compensation committee has the discretion to approve the payment to each executive of an additional cash bonus for any fiscal year in a maximum amount equal to 25% of the executive’s base salary in effect for that fiscal year, so that the amount of any cash bonus awarded under the plan and the amount of any discretionary cash bonus may represent to up to 125% of the executive’s base salary. The compensation committee did not award either executive a discretionary cash bonus for 2006.

For 2007, the compensation committee is considering revising the annual bonus plan to pay a portion of the award, if any, in cash and a portion of the award in common stock. The final terms of the 2007 annual bonus plan have not yet been adopted.

Long-Term Equity Awards. The portion of NEO compensation consisting of equity-based compensation is designed to reward longer-term performance, promote executive retention and align the interests of our executives with the interests of our stockholders. All of these goals are intended to support the creation of long-term stockholder value. Consistent with the emphasis on long-term incentives, all of our equity awards to the named executive officers are subject to vesting restrictions, so they are not immediately payable and are at risk of forfeiture based upon the executive’s continued service with us.

The compensation committee believes that, in view of industry conditions affecting competitive communications carriers, our company’s capital structure and other factors that have adversely affected prospects for meaningful and sustained appreciation in our stock price, stock options have not been as effective as restricted stock units in providing performance incentives for our executives. Accordingly, in recent periods, stock options, which reward the holder only if the stock price increases, have been supplanted by restricted stock unit awards as our preferred form of executive long-term equity compensation. Our named executive officers did not receive any stock option awards in fiscal 2006 or in the two prior fiscal years. The compensation committee believes that, because the value of stock units to the holder is affected by both increases and decreases in stock price, this type of equity compensation can provide an effective incentive for a multi-year focus on financial and operational performance.

Our stock unit awards are designed to provide long-term incentives for superior performance and management continuity while we pursue the operational restructuring we initiated in 2005. To accomplish these goals, vesting of stock units is subject to the satisfaction of continuous service requirements and, in the case of some of the awards made to Messrs. Curran and Fish, corporate performance objectives. Time-based vesting of stock units typically involves ratable vesting over a minimum of three years.

We structured the significant long-term equity grants to our Chief Executive Officer and Chief Financial Officer in 2005 to incorporate both time-based and performance-based vesting requirements. When we retained Messrs. Curran and Fish, we agreed to grant each of them awards of a specified percentage of each class or series of our equity securities that were outstanding immediately following the completion of a restructuring of our capital structure upon terms approved by the board of directors. We completed the restructuring in transactions that were consummated in March and July 2005. In December 2005, we granted Messrs. Curran and Fish restricted stock units for a total of 1,723,464 shares of common stock, 12,083 shares of Series A preferred stock and 36,326 shares of Series B preferred stock. We also approved the award of 606,470 Series D warrants to purchase shares of Series C preferred stock or common stock. Consistent with the terms of each employment agreement, these awards represented 5%, in the case of Mr. Curran, and 1.25%, in the case of Mr. Fish, of each class or series of our equity securities outstanding immediately following the capital restructuring, calculated on a fully diluted basis. Subject to acceleration provisions which are discussed under “Termination and Change in Control Payments” following this Compensation Discussion and Analysis, 60% of the stock units and warrants awarded to each executive will vest ratably over three years. The vesting of the other 40% of the awards is directly linked to the achievement of challenging operational goals and is not subject to potential acceleration. Under the grants, 20% of the awards will vest, if at all, upon our achievement of EBITDA of at least $90 million during a period of four consecutive fiscal quarters and 20% of the awards will vest, if at all, upon our achievement of EBITDA of at least $105 million during a period of four consecutive fiscal quarters. For purposes of the agreement, the definition of “EBITDA” is the same as the definition of EBITDA described under “Annual Cash Bonuses” above.

In view of the substantial equity awards made to Messrs. Curran and Fish in 2005, the compensation committee did not grant additional equity incentives to these executives in or for 2006.

Equity awards to the other named executive officers are made under our stock incentive plan. In November 2006, the compensation committee granted stock units for 40,000 shares of common stock to Mr. Mullis and 20,000 shares of common stock to Ms. Plunkett. These stock units vest as to one-third of the shares subject to the awards on each of the three anniversaries of the grant date.

See the tables showing Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End and related footnotes following this Compensation Discussion and Analysis for additional information about our long-term equity awards.

Deferred Compensation Arrangements

Messrs. Curran and Fish have elected to defer payment of the common stock, Series A preferred stock and Series B preferred stock subject to their restricted stock units until March 31, 2008 with respect to the 60% of the awards that are subject to time-based vesting and any portion of the awards subject to performance-based vesting that may vest on or before March 31, 2008 based on achievement of the performance goals. No portion of such awards subject to performance-based vesting have yet vested. For any portion of the awards that vest after March 31, 2008 based on achievement of the performance goals, Messrs. Curran and Fish have elected to defer payment until the earlier of the first anniversary of the vesting date and the first date on which the executive is eligible to sell any of the stock payable upon such vesting pursuant to an effective registration statement under the Securities Act of 1933. For additional information about these arrangements, see the Nonqualified Deferred Compensation table and related footnotes following this Compensation Discussion and Analysis.

Messrs. Curran and Fish entered into additional deferred compensation agreements with us on December 23, 2005, which was the date on which we issued them the Series D warrants granted in accordance with their employment agreements. Under the agreements, each executive has elected to defer the exercise of the time-based vested portion of his Series D warrants and the delivery of the shares of Series C preferred stock or common stock issuable upon exercise of the warrants until March 31, 2008. Each executive also has elected to defer the exercise of the performance-based vested portion of his Series D warrants and the delivery of the shares of Series C preferred stock or common stock issuable upon exercise of the warrants until March 31, 2008, with respect to any performance-based vested portion of the Series D warrants that vests on or before March 31, 2008, or, with respect to any performance-based vested portion of the Series D warrants that vests after March 31, 2008, until the earliest of June 29, 2009, the first anniversary of the vesting date of such portion or the first date on which the executive is eligible to sell any of the shares of Series C preferred stock or common stock issuable upon the exercise of such portion pursuant to an effective registration statement under the Securities Act of 1933.

See the discussion under “Termination and Change in Control Payments” following this Compensation Discussion and Analysis for additional information about the payments under their awards these officers would be entitled to receive if their employment with us terminates in specified circumstances. Other than the foregoing deferred compensation arrangements and the terms of our employment agreements with Messrs. Curran and Fish, we do not have any other deferred compensation arrangements with our named executive officers.

Termination and Change in Control Payments

Some of our named executive officers are entitled to receive payments from ITC^DeltaCom in specified circumstances upon their termination of employment with us or upon a change in control of our company. See “Termination and Change in Control Payments” following this Compensation Discussion and Analysis for a description of the circumstances that would trigger such payments and the estimated amounts that would be payable by us if the triggering event took place on December 31, 2006.

Timing of Equity Awards

We do not have a program, plan or practice to time equity awards, including option grants, to our executive officers or employees in coordination with the release of material non-public information. The grant date of long-term stock awards is timed to coincide with the date of the compensation committee meeting at which the award determinations are made.

Tax and Accounting Considerations

Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to our Chief Executive Officer and our other four most highly compensated executive officers. Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. Although we consider tax deductibility in determining the compensation of our named executive officers, we do not limit compensation to those levels or types of compensation that will be deductible We believe that it is important to retain flexibility in designing compensation programs that are consistent with our objectives. Further, based on our current operating losses for federal income tax purposes, we believe that the loss of tax deductibility for executive compensation would not have a material impact on our overall tax position.

We also consider the effects certain types of equity awards will have on our financial statements. Effective January 1, 2006, the first day of our 2006 fiscal year, we adopted the fair value recognition provisions of FAS 123R, “Share-Based Payments,” using the modified prospective transition method. Under this transition method, stock-based compensation costs recognized in the income statement include (1) compensation costs for all unvested stock-based awards that were granted before January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of FAS No. 123 and (2) compensation expense for all share-based payments granted on or after January 1, 2006 based on grant date fair value estimated in accordance with the provisions of FAS 123R. The compensation committee considers the negative accounting impact of granting stock options after the adoption of FAS 123R, in addition to other factors, in structuring equity-based awards.

EXECUTIVE COMPENSATION

The following table sets forth information about compensation paid to, or accrued on behalf of, our Chief Executive Officer, our Chief Financial Officer and our other two named executive officers who were serving with us on December 31, 2006 and who earned at least $100,000 in total compensation in 2006. It is important to keep in mind the following when reviewing the table:

•	The “Salary” column includes the base salary for each named executive officer in 2006.

•	The amounts that would have been listed in previous years in the “Bonus” column now appear in the column headed “Non-Equity Incentive Plan Compensation.”

•

The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the amounts accrued by us under applicable accounting rules for all unvested equity compensation awards held by each named executive officer in 2006, including equity compensation awarded in years before 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total($)
Randall E. Curran	2006	521,923	—	950,651	146,683	131,250	15,325	43,490	1,809,322
Chief Executive Officer

Richard E. Fish, Jr.	2006	339,250	—	237,663	36,671	85,313	3,601	21,596	724,094
Chief Financial Officer

J. Thomas Mullis	2006	208,769	—	50,762	—	35,385	—	38,145	333,061
Senior Vice President-Legal and Regulatory

Sara L. Plunkett	2006	192,596	—	36,740	12,146	31,800	—	13,155	286,437
Senior Vice President-Finance

(1)	Represents the compensation cost of restricted stock unit awards recognized by us for each named executive officer in 2006, as computed in accordance with SFAS 123R, without any reduction for risk of forfeiture. The amounts shown for Messrs. Curran and Fish relate to awards of restricted stock units for common stock, Series A preferred stock and Series B preferred stock, which are described in the Compensation Discussion and Analysis section of this proxy statement. The assumptions we used in calculating compensation cost of stock awards are set forth in Note 10 to Notes to Consolidated Financial Statements in our 2006 Form 10-K.
(2)	Represents the compensation cost of option awards recognized by us for each named executive officer in 2006, as computed in accordance with SFAS 123R, without any reduction for risk of forfeiture. The amounts shown for Messrs. Curran and Fish relate to awards of Series D warrants exercisable for Series C preferred stock or common stock, which are described in the Compensation Discussion and Analysis section of this proxy statement and in the introduction to the table showing Outstanding Equity Awards at Fiscal Year-End. The assumptions we used in calculating compensation cost of option awards are set forth in Note 10 to Notes to Consolidated Financial Statements in our 2006 Form 10-K. During 2006, Mr. Mullis and Ms. Plunkett surrendered for cancellation, without consideration, options to purchase, respectively, 22,500 shares and 8,890 shares of common stock. At the date of surrender, the exercise price of the options was greater than the market price of the common stock.
(3)	Represents the amounts earned and paid under our annual cash bonus plan in 2006. For additional information about these awards, see the Grants of Plan-Based Awards table below and the Compensation Discussion and Analysis section of this proxy statement.
(4)	Represents the value of payment-in-kind dividends accrued (at an annual rate of 8%) on the 20% of the restricted stock units for Series A preferred stock and Series B preferred stock which vested and were deferred on February 3, 2006, with respect to Mr. Curran, and on February 21, 2006, with respect to Mr. Fish. See the tables below showing Option Exercises and Stock Vested and Nonqualified Deferred Compensation for additional information about these awards.
(5)	Additional information about the amounts set forth in the “All Other Compensation” column is set forth below in the Supplemental All Other Compensation Table.

The following table sets forth information concerning perquisites and other personal benefits and all other compensation items paid to or earned by the named executive officers in 2006.

Supplemental All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(1)	Tax Reimbursements(2)	Contributions to 401(k) Plan(3)	Life Insurance Premiums
Randall E. Curran	2006	23,862	13,731	4,400	1,497
Richard E. Fish, Jr.	2006	13,950	3,967	3,000	678
J. Thomas Mullis	2006	9,000	—	—	20,849	(4)
Sara L. Plunkett	2006	7,200	—	4,400	1,555	(5)

(1)	Reflects the aggregate incremental cost to us of providing personal benefits to the named executive officers in 2006. The amounts shown include the following perquisites and other personal benefits: (a) for Mr. Curran, $17,131 of automobile allowance, $3,187 for airfare, lodging and meal expenses paid to a third party vendor for Mr. Curran’s spouse to attend a company event and $3,544 for estate and financial planning services; (b) for Mr. Fish, $12,000 of automobile allowance and $1,950 for estate and financial planning services; (c) for Mr. Mullis, $9,000 of automobile allowance; and (d) for Ms. Plunkett, $7,200 of automobile allowance.

(2)	Represents reimbursements for taxes due on income imputed to the named executive officer (as required by the Internal Revenue Code) with respect to our payment, on the officer’s behalf, of FICA and Medicare withholding payments upon the vesting of restricted stock units, with respect to our payment for estate and financial planning services, and, for Mr. Curran, with respect to our payment of the expenses incurred on behalf of his spouse referred to in note (1) to this table.
(3)	Represents company contributions to our 401(k) retirement savings plan.
(4)	Represents $3,349 in term life insurance premiums and $17,500 in split-dollar life insurance premiums.
(5)	Represents term life insurance premiums.

Grants of Plan-Based Awards

The following table sets forth information about the cash and equity incentive compensation awarded to the named executive officers in 2006. It is important to keep in mind the following when reviewing the table:

•

The actual amounts paid to our NEOs under our annual bonus plan with respect to 2006, which is a Non-Equity Incentive Plan as that term is used in this table, are set forth in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” A discussion of the performance factors associated with these awards is set forth in the Compensation Discussion and Analysis section of this proxy statement.

•	The shares listed under “All Other Stock Awards: Number of Shares of Stock or Units” represent shares of common stock subject to grants of restricted stock units.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold($)	Target($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randall E. Curran	2/16/06	—	—	525,000	—	—	—	—	—	—	—
Richard E. Fish, Jr.	2/16/06	—	—	341,250	—	—	—	—	—	—	—
J. Thomas Mullis	2/16/06 11/07/06	— —	— —	105,000 —	— —	— —	— —	— 40,000	— —	— —	— 90,000
Sara L. Plunkett	2/16/06 11/07/06	— —	— —	127,200 —	— —	— —	— —	— 20,000	— —	— —	— 45,000

(1)	Represents possible cash payouts under our annual bonus plan with respect to 2006. There were no thresholds under the plan and the target payouts were the same as the maximum payouts shown in the table.
(2)	Represents awards of restricted stock units under our stock incentive plan that vest in three equal installments beginning on November 7, 2007.
(3)	Represents the grant date fair value of the awards calculated in accordance with FAS 123R. The assumptions we used in calculating this amount are set forth in Note 10 to Notes to Consolidated Financial Statements in our 2006 Form 10-K.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we have entered into employment agreements with each of Mr. Curran, Mr. Fish and Mr. Mullis.

Employment Agreements With Messrs. Curran and Fish. On March 28, 2005, the board of directors approved employment agreements with Messrs. Curran and Fish. Each agreement is dated as of the effective date of the executive’s employment with us, which was February 3, 2005 for Mr. Curran and February 21, 2005 for Mr. Fish.

Each agreement had an initial term of two years, which was and will be automatically extended for successive one-year periods unless ITC^DeltaCom or the executive provides notice of non-renewal at least one year prior to the next scheduled renewal date, unless the executive is otherwise terminated by us, or unless the executive resigns from his employment.

Under the agreements, Mr. Curran is entitled to an initial base salary payable at an annual rate of $500,000 and Mr. Fish is entitled to an initial base salary payable at an annual rate of $325,000. These base salaries are subject to increase in accordance with our normal business practices and, if increased, may not subsequently be reduced unless there is a proportionate reduction of the salaries of all other senior executives. Each executive is eligible to earn an annual cash bonus (non-equity incentive plan compensation) of up to 100% of his annual base salary then in effect, based upon the achievement of performance goals determined by the board of directors or compensation committee or, for 2005 and 2006, upon our achievement of EBITDA amounts specified and defined in the agreements, as discussed in the Compensation Discussion and Analysis section of this proxy statement. In the discretion of the compensation committee, each executive also may receive an additional annual cash bonus in an amount not to exceed 25% of the executive’s annual base salary then in effect. Each executive also is entitled to reimbursement for reasonable out-of-pocket business expenses and, upon relocation, if any, to reimbursement for reasonable relocation expenses not to exceed $250,000, before any tax gross-up. All reimbursed expenses that are subject to income tax will be grossed up so that the state and federal tax effect to the executive is zero.

Under the terms of his employment agreement, each officer received, following the completion of a restructuring of our capital structure upon terms that were approved by the board of directors, an award representing 5%, in the case of Mr. Curran, and 1.25%, in the case of Mr. Fish, of each class or series of the Company’s equity securities outstanding immediately following the capital restructuring, calculated on a fully diluted basis. These equity awards are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Each employment agreement further provides that the executive will be entitled to participate in any offerings by us of our equity securities in capital-raising transactions exempt from registration under the Securities Act of 1933 on substantially the same terms as other offering participants.

For a discussion of the severance and change in control provisions of these agreements, see “Termination and Change in Control Payments” below.

Employment Agreement With J. Thomas Mullis. We entered into our employment agreement with Mr. Mullis as of August 13, 2004. The agreement with Mr. Mullis has an indefinite term, which will continue until his employment terminates because Mr. Mullis dies or becomes disabled, is terminated by us, or resigns from his employment. Under the agreement, Mr. Mullis is entitled to receive a base salary in an amount which is not less than $184,000, which was his base salary immediately prior to the date of effectiveness of the agreement. The agreement further provides that, in addition to Mr. Mullis’s annual base salary, Mr. Mullis may earn an annual bonus in cash and stock-based incentives in an amount to be established from time to time by us.

For a discussion of the severance and change in control provisions of this agreement, see “Termination and Change in Control Payments” below.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about equity awards that were outstanding and held by the named executive officers as of December 31, 2006. It is important to keep in mind the following when reviewing the table:

•

The market value of the equity awards is determined by multiplying the closing price of the common stock reported on the OTC Bulletin Board on December 29, 2006, or $2.55 per share, by the number of shares of common stock subject to the awards, which, in the case of Series D warrants and restricted stock units for preferred stock, are calculated on an as-converted, common stock-equivalent basis. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common stock or preferred stock subject to the Series D warrants or units or any increase in value attributable to the liquidation preference or dividend rights of the preferred stock subject to the Series D warrants or units.

•

The securities shown as underlying options held by Messrs. Curran and Fish represent shares of common stock issuable upon exercise of Series D warrants. The Series D warrants are exercisable for one share of Series C preferred stock and a portion of an additional share of Series C preferred stock equal to the cumulative amount of payment-in-kind dividends that would have accrued at the stated 8% annual rate with respect to one share of Series C preferred stock from July 26, 2005 through the warrant exercise date if such share had been outstanding during this period. If either executive elects to exercise the warrants for shares of common stock instead of shares of Series C preferred stock, he will receive the number of shares of common stock into which the shares of Series C preferred stock otherwise issuable upon exercise of the warrants would then be convertible. The amounts shown represent the number and value of shares of common stock issuable upon exercise of the warrants after giving effect to the deemed accrual of payment-in-kind dividends.

•

The securities underlying restricted stock units held by Messrs. Curran and Fish consist of common stock, Series A preferred stock and Series B preferred stock. The amounts shown represent the number of shares of common stock subject to the awards, calculated on an as-converted basis as of December 31, 2006. The following securities were subject to the awards as of the grant date of December 23, 2005: (1) for Mr. Curran, 1,378,939 shares of common stock, 9,666 shares of Series A preferred stock that were convertible as of the grant date into 56,364 shares of common stock, and 29,061 shares of Series B preferred stock that were convertible as of the grant date into 322,897 shares of common stock; and (2) for Mr. Fish, 344,735 shares of common stock, 2,417 shares of Series A preferred stock that were convertible as of the grant date into 14,091 shares of common stock, and 7,265 shares of Series B preferred stock that were convertible as of the grant date into 80,725 shares of common stock. If the units for Series A or Series B preferred stock vest and the shares of preferred stock they represent are delivered to the executives, the number of shares deliverable for each series of preferred stock will equal the number of shares represented by the units, as described above, plus the number of shares of preferred stock that would have been payable under the terms of such series as paid in-kind dividends on such shares between April 1, 2005, when the executives were entitled to receive the awards, and the applicable deferred delivery date, as discussed in the Compensation Discussion and Analysis section of this proxy statement. The amounts shown include the additional number and value of the shares of common stock issuable upon conversion of the additional shares of preferred stock that would have been payable, as described above, as in-kind dividends on the shares of preferred stock subject to the awards between April 1, 2005 and December 31, 2006.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)		Option Exercise Price($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Randall E. Curran	—	144,964	(1)	96,645	(2)	0.0225	(3)	7/1/2009	725,866	(4)	1,850,958	725,866	(5)	1,850,958
Richard E. Fish, Jr.	—	36,241	(1)	24,161	(2)	0.0225	(3)	7/1/2009	181,467	(4)	462,740	181,467	(5)	462,740
J. Thomas Mullis	—	—		—		—		—	49,835	(6)	127,079	—		—
Sara L. Plunkett	4,445	—		—		15.84		11/20/2012	43,501	(7)	110,928	—		—
	6,667	—		—		7.80		11/20/2012

(1)	Represents shares issuable upon exercise of those Series D warrants, representing 60% of the NEO’s total warrants, that are subject to time-based vesting. The Series D warrants will not become exercisable until the scheduled initial exercise date of June 30, 2007 or, if earlier, the date of a change of control of ITC^DeltaCom, as defined in the Series D warrant agreement, or the date on which the WCAS securityholders make specified dispositions of their ITC^DeltaCom equity securities. These warrants vest ratably on the first three anniversaries of the officer’s employment date, beginning on February 3, 2006 for Mr. Curran and February 21, 2006 for Mr. Fish.
(2)	Represents shares issuable upon exercise of those Series D warrants, representing 40% of the NEO’s total warrants, that are subject to performance-based vesting. The Series D warrants will not become exercisable until the scheduled initial exercise date of June 30, 2007 or, if earlier, the date of a change of control of ITC^DeltaCom, as defined in the Series D warrant agreement, or the date on which the WCAS securityholders make specified dispositions of their ITC^DeltaCom equity securities. Of these warrants, 50%, or 20% of the NEO’s total warrants, will vest, if at all, upon our achievement of an initial EBITDA target for four consecutive fiscal quarters and 50% will vest, if at all, upon our achievement of an increased EBITDA target for four consecutive fiscal quarters. For a description of the performance goals, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	Represents the minimum specified effective exercise price of the Series D warrants per share of common stock. The actual exercise price of the warrants will not be fixed until the initial exercise date, which will occur on June 30, 2007 or, if earlier, the date of a change of control of ITC^DeltaCom, as defined in the Series D warrant agreement, or the date on which the WCAS securityholders make specified dispositions of their ITC^DeltaCom equity securities. The effective exercise price of the warrants will be between $0.0225 and $1.125 per share of common stock and will be based on our adjusted EBITDA for the last twelve months ended March 31, 2007 (or, in the event of early exercisability, for the EBITDA measurement period specified in the Series D warrant agreement).
(4)	Represents the shares underlying 40% of the restricted stock units for common stock, Series A preferred stock and Series B preferred stock held by the NEO that are subject to time-based vesting. These units vest ratably on February 3, 2007 and February 3, 2008, in the case of Mr. Curran, and on February 21, 2007 and February 21, 2008, in the case of Mr. Fish.
(5)	Represents the shares underlying 40% of the restricted stock units for common stock, Series A preferred stock and Series B preferred stock held by the NEO. Of these units, 50%, or 20% of the NEO’s total units, will vest, if at all, upon our achievement of an initial EBITDA target for four consecutive fiscal quarters and 50% will vest, if at all, upon our achievement of an increased EBITDA target for four consecutive fiscal quarters. For a description of the performance goals, see the Compensation Discussion and Analysis section of this proxy statement.
(6)	Of the awards shown, restricted stock units for 11,334 shares awarded on May 10, 2005 vest with respect to 25% of the shares subject to such award on each of the first four anniversaries of the grant date and restricted stock units for 40,000 shares awarded on November 7, 2006 vest with respect to one-third of the shares subject to such award on each of the first three anniversaries of the grant date.
(7)	Of the awards shown, restricted stock units for 30,334 shares awarded on May 10, 2005 vest with respect to 25% of the shares subject to such award on each of the first four anniversaries of the grant date and restricted stock units for 20,000 shares awarded on November 7, 2006 vest with respect to one-third of the shares subject to such award on each of the first three anniversaries of the grant date.

Option Exercises and Stock Vested

The following table sets forth information about NEO stock awards that vested in 2006. The value of equity awards and the number of shares underlying restricted stock units for Series A preferred stock and Series B preferred stock are determined on the basis described in the introduction to the table showing Outstanding Equity Awards at Fiscal Year-End.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)
Randall E. Curran	—	—	362,933	(1)	406,485	(2)
Richard E. Fish, Jr.	—	—	90,733	(3)	121,583	(2)
J. Thomas Mullis	—	—	4,166		7,997
Sara L. Plunkett	—	—	8,333		14,501

(1)	Represents vesting of 20% of the restricted stock units for common stock, Series A preferred stock and Series B preferred stock held by Mr. Curran on February 3, 2006.
(2)	Messrs. Curran and Fish elected to defer receipt of the amounts shown until March 31, 2008. See the Nonqualified Deferred Compensation table below and the Compensation Discussion and Analysis section of this proxy statement for additional information about the deferrals.
(3)	Represents vesting of 20% of the restricted stock units for common stock, Series A preferred stock and Series B preferred stock held by Mr. Fish on February 21, 2006.

Nonqualified Deferred Compensation

The following table provides information about compensation deferred by the named executive officers in 2006 and the aggregate balance as of December 31, 2006. See the Compensation Discussion and Analysis section of this proxy statement for information about these deferrals.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)
Randall E. Curran	406,485	—	15,325	—	421,810
Richard E. Fish, Jr.	121,583	—	3,601	—	125,184
J. Thomas Mullis	—	—	—	—	—
Sara L. Plunkett	—	—	—	—	—

(1)	Represents the value upon vesting of awards of restricted stock units deferred by the named executive officer. Awards held by Mr. Curran representing 362,933 shares (on an as-converted, common stock-equivalent basis) vested on February 3, 2006 and awards held by Mr. Fish representing 90,733 shares (on an as-converted, common stock-equivalent basis) vested on February 21, 2006. The market price of our common stock was $1.12 on February 3, 2006 and $1.34 on February 21, 2006.
(2)	Represents the value of the payment-in-kind dividends that accrued (at an 8% annual rate) from the vesting date through December 31, 2006 on the shares of preferred stock underlying the awards of restricted stock units that vested on February 3, 2006, in the case of Mr. Curran, and February 21, 2006, in the case of Mr. Fish. Value was determined based on our common stock price of $2.55 per share on December 29, 2006.

Termination and Change in Control Payments

Messrs. Curran, Fish and Mullis are entitled to receive payments from ITC^DeltaCom under special circumstances. Generally, these are changes in corporate control and termination of employment.

This section describes the circumstances that would trigger such payments and quantifies the estimated amount of such payments. In accordance with SEC rules, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2006. In fact, no change in control occurred on that date, and no NEO’s employment terminated on that date. If a triggering event were to occur in the future, actual payments likely would be different from the payments presented below.

The market value of the equity awards is determined by multiplying the closing price of the common stock reported on the OTC Bulletin Board on December 29, 2006, or $2.55 per share, by the number of shares of common stock subject to the awards, which, in the case of Series D warrants and restricted stock units for preferred stock, are calculated on an as-converted, common stock-equivalent basis. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common stock or preferred stock subject to the Series D warrants or units or any increase in value attributable to the liquidation preference or dividend rights of the preferred stock subject to the Series D warrants or units.

The amounts shown in the tables exclude obligations due from us to the named executive officer following a triggering event for (1) any earned and vested but unpaid base salary, annual incentive compensation, and long-term incentive compensation through the date of termination, (2) vested benefits under the employee 401(k) plan and all other benefit plans applicable to all of our employees in accordance with their terms and conditions, (3) accrued vacation pay, (4) reimbursement of reasonable business expenses incurred and unpaid before the date of termination and (5) any other compensation or benefits to which the named executive officer may be entitled under and in accordance with our generally applicable non-discriminatory plans or employee benefit programs.

Employment Agreements With Mr. Curran and Mr. Fish. We have agreed to provide specified severance benefits to Messrs. Curran and Fish under their employment agreements.

Each employment agreement provides for the payment of severance benefits to the executive if we terminate the executive’s employment without “cause,” if the executive resigns for “good reason” or if we provide notice of non-renewal. Upon such a termination, the executive will be entitled to receive an amount equal to 18 months of the executive’s annual base salary at the rate then in effect and a pro rata portion of the maximum bonus subject to the 100% bonus opportunity payable in respect of the fiscal year in which the termination date occurs. The executive also will be entitled to continued participation in all health and welfare plans generally until the date which is 18 months following the termination date.

Each employment agreement defines “cause” to mean the willful and continued failure by the executive substantially to perform his duties under the agreement, other than any such failure arising from his disability, provided that the executive first receives notice from the board of directors specifying in reasonable detail the alleged failures and providing the executive a reasonable opportunity to cure such alleged failures, the executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or moral turpitude or any felony, or any act of intentional dishonesty or intentional misconduct resulting in demonstrable harm to us. Under each employment agreement, “good reason” includes any material adverse change in the executive’s duties or responsibilities, any reduction in the executive’s base salary (except as described above) or bonus opportunities, the failure, in the case of Mr. Curran, to be elected to serve as a member of the board of directors, or any directive by us requiring the executive to relocate more than 50 miles from our headquarters, provided that the executive notifies us of the occurrence of such event and we fail to remedy the event within ten days.

Assuming a December 31, 2006 termination event as described above, the aggregate payments to Messrs. Curran and Fish are estimated to be as follows:

Name	Salary Due	Bonus Due	Benefits and Health Programs(1)	Total Due
Randall E. Curran	$787,500	$525,000	$17,838	$1,330,338
Richard E. Fish	$511,875	$341,250	$17,838	$870,963

(1)	The value of the continued health and benefit programs is based on the cost of these premiums to us, as of December 31, 2006, for 18 additional months.

In addition, the 60% of unvested restricted stock unit awards and Series D warrant awards granted to Messrs. Curran and Fish that are subject to time-based vesting would vest upon such termination to the extent not previously vested. As of December 31, 2006, two-thirds of such time-vested awards, representing 40% of the NEO’s total awards, had not vested. Assuming a December 31, 2006 termination event, the number and value of awards of restricted stock units and Series D warrants that would vest would be as follows:

	Restricted Stock Units		Series D Warrants
Name	Number	Value(1)	Number	Value(1)
Randall E. Curran	725,866	$1,850,958	96,643	$244,264
Richard E. Fish	181,467	$462,740	24,161	$61,066

(1)	Value of restricted stock units is based on the number of stock units subject to accelerated vesting multiplied by our stock price on December 29, 2006, or $2.55 per share. Value of Series D warrants is based on the difference between the assumed exercise price of $0.0225 and our $2.55 stock price on December 29, 2006 multiplied by the number of assumed shares subject to such warrants.

Employment Agreement With Mr. Mullis. Our agreement with Mr. Mullis provides for the payment of severance benefits to Mr. Mullis if we terminate his employment without “cause” or if he resigns for “good reason.” For this purpose, “good reason” includes a material reduction in Mr. Mullis’s position, authority, duties or responsibilities, a reduction in Mr. Mullis’s compensation otherwise than as permitted by the agreement, and notification to Mr. Mullis that his employment will be terminated other than as permitted by the agreement. Upon such a termination, Mr. Mullis will be entitled to receive the following:

•	a lump-sum cash payment equal to the higher of the last annual cash bonus paid to Mr. Mullis or Mr. Mullis’s target annual cash bonus opportunity then in effect;

•

a lump-sum payment equal to the sum of (1) Mr. Mullis’s annual base salary as in effect at the date of termination plus (2) an amount equal to the higher of the last annual cash bonus paid to him and Mr. Mullis’s target annual cash bonus opportunity then in effect; and

•	continued medical, prescription, dental and life insurance benefits for a minimum of one year, unless Mr. Mullis is eligible to receive such benefits from a new employer.

Assuming a December 31, 2006 termination event as described above, the aggregate payments to Mr. Mullis are estimated to be as follows:

Salary Due	Bonus Due	Benefits and Health Programs(1)	Total Due
$210,000	$210,000	$11,892	$431,892

(1)	The value of the continued health and benefit programs is based on the cost of these premiums to us, as of December 31, 2006, for one additional year.

In addition, upon such termination, all stock options, stock appreciation rights, awards of restricted stock and restricted stock units, and other equity-based awards granted to Mr. Mullis will vest and become exercisable, and all restrictions and conditions applicable to such awards will be deemed to have lapsed or been fully satisfied.

Assuming a December 31, 2006 termination event, the number and value of awards of restricted stock units that would vest would be as follows:

Restricted Stock Units
Number	Value(1)
54,001	$137,703

(1)	Value of restricted stock units is based on the number of stock units subject to accelerated vesting multiplied by our stock price on December 29, 2006, or $2.55 per share.

Conditions to Receipt of Payments and Benefits Under Employment Agreements. Our obligation to pay any form of severance to Messrs. Curran, Fish and Mullis is subject to the executive’s execution of a full and unconditional release in favor of us and our subsidiaries, directors, officers and other affiliates of all obligations, other than those set forth in the employment agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to (1) all equity compensation plans previously approved by our stockholders and (2) all equity compensation plans not previously approved by our stockholders. As of December 31, 2006, the ITC^DeltaCom, Inc., Amended and Restated Stock Incentive Plan, which we refer to as the “stock incentive plan,” and the ITC^DeltaCom, Inc. Executive Stock Incentive Plan, which we refer to as the “executive incentive plan,” represented our two equity compensation plans. The information shown also reflects the awards of Series D warrants we made during 2005 to Messrs. Curran and Fish and a third officer under our employment agreements with those officers.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1):
Common stock	1,251,630	(2)	$0.72	(3)	91,398	(4)

Equity compensation plans not approved by security holders(5):
Common stock	6,411,559	(6)	$1.14	(7)	572,000
Series A preferred stock	25,551	(8)	$—	(3)	—
Series B preferred stock	76,618	(8)	$—	(3)	—
Series C preferred stock	1,250,778	(9)	$0.01	(7)	—

Totals:
Common stock	7,663,189	(10)	$1.07	(3)	663,398	(11)
Series A preferred stock	25,551	(8)	$—	(3)	—
Series B preferred stock	76,618	(8)	$—	(3)	—
Series C preferred stock	1,250,778	(9)	$0.01	(7)	—

(1)	The board of directors adopted the stock incentive plan effective on October 29, 2002. The stock incentive plan was amended and restated in October 2003 and approved as amended and restated by the stockholders on December 18, 2003. Information shown relates to awards made under the amended and restated stock incentive plan following stockholder approval of the plan on December 18, 2003 to the extent of the number of authorized plan shares covered by the stockholder approval.
(2)	Includes 1,107,177 shares of common stock subject to issuance pursuant to restricted common stock units outstanding under the stock incentive plan as of December 31, 2006.
(3)	Assumes a weighted-average exercise price of $0 with respect to each restricted stock unit for common stock or convertible preferred stock outstanding as of December 31, 2006.
(4)	Represents 91,398 shares of common stock remaining available for issuance pursuant to awards under the stock incentive plan as of December 31, 2006. Any or all of such shares of common stock may be issued pursuant to awards other than upon the exercise of an option, warrant or right.
(5)	Information shown relates to (a) awards made under the stock incentive plan before stockholder approval of the plan on December 18, 2003 or in excess of the number of authorized plan shares covered by the stockholder approval, (b) awards made pursuant to the executive stock incentive plan, and (c) Series D warrants awarded to Randall E. Curran, Richard E. Fish, Jr. and a third officer under our employment agreements with those officers.
(6)

Consists of (a) 513,199 shares of common stock subject to stock options and 82,505 shares of common stock subject to issuance pursuant to restricted common stock units outstanding under the stock incentive plan as of December 31, 2006, (b) 1,999,462 shares of common stock subject to issuance pursuant to restricted common stock units outstanding under the executive incentive plan as of December 31, 2006, (c) 1,002,495 shares of common stock subject to issuance upon the conversion of Series A and Series B preferred stock subject to restricted preferred stock units outstanding under the executive incentive plan as of December 31, 2006 and (d) 2,813,901 shares of common stock subject to issuance pursuant to restricted Series D warrants outstanding under our employment agreements with Messrs. Curran, Fish and the third officer as of December 31, 2006. The number of shares of common stock shown as subject to issuance upon conversion of the Series A and Series B preferred stock assumes that we will pay all dividends that accrue on such series of preferred stock in additional shares of such series and that all outstanding shares of such preferred stock will be converted into common stock on October 29, 2012, which is the mandatory redemption date for such series of preferred stock. The number of shares of common stock shown as subject to issuance pursuant to restricted Series D warrants assumes that all such Series D warrants will be exercised for shares of Series C preferred stock, that we will pay all dividends that accrue on such shares of Series C preferred stock in additional shares of Series C preferred stock through the mandatory redemption date of October 29, 2012, and that all of such shares will be converted into common stock on the mandatory redemption date.

(7)	Assumes that all outstanding Series D warrants will be exercised for shares of Series C preferred stock at an initial exercise price of $.01 per warrant and that all such shares of Series C preferred stock will be converted into common stock on October 29, 2012, which is the mandatory redemption date for the Series C preferred stock. See note (1) to the table showing Outstanding Equity Awards at Fiscal Year-End for additional information regarding the exercise and other terms of the Series D warrants.
(8)	Consists of shares of Series A and Series B preferred stock subject to issuance pursuant to restricted preferred stock units outstanding under the executive incentive plan as of December 31, 2006. The numbers of shares shown assume that we will pay all dividends that accrue on each series of the preferred stock subject to such awards in additional shares of such series of preferred stock and that all shares of such preferred stock will remain outstanding until October 29, 2012, which is the mandatory redemption date of such series of preferred stock.
(9)	Consists of shares of Series C preferred stock subject to issuance pursuant to Series D warrants outstanding under our employment agreements with Messrs. Curran, Fish and the third officer as of December 31, 2006. The number of shares shown assumes that we will pay all dividends that accrue on the Series C preferred stock subject to such awards at the stated 8% annual rate in additional shares of such series and that all shares of such preferred stock will remain outstanding until October 29, 2012, which is the mandatory redemption date of such series of preferred stock.
(10)	Includes shares of common stock subject to issuance, directly and indirectly, pursuant to restricted stock units. See notes (2) and (6) to this table.
(11)	Any or all of such shares of common stock may be issued pursuant to awards other than upon the exercise of an option, warrant or right. See note (4) to this table.

Stock Incentive Plan. The purpose of the stock incentive plan is to enable us to recruit, reward, retain and motivate officers, employees, directors and other plan participants who are providing services to us or our affiliates on a basis competitive with industry practices. On November 7, 2006, the board of directors adopted an amendment to the stock incentive plan. The amendment, which was not approved by stockholders, increased the total number of shares of common stock authorized for issuance pursuant to awards under the stock incentive plan by 572,000 shares from 2,433,334 shares to 3,005,334 shares. Shares subject to awards which are forfeited or canceled, or which expire or are settled in cash, will become eligible for issuance under future awards under the plan. If options are exercised by tendering shares in payment of the exercise price, the number of shares issued net of the shares tendered will be deemed issued for purposes of determining the number of shares available for future issuance under the plan.

Awards under the stock incentive plan may be made in the form of stock options (which may be either incentive stock options or non-qualified stock options), restricted stock, restricted stock units, unrestricted stock, stock appreciation rights, performance awards, annual incentive awards and any combination of the foregoing.

As of December 31, 2006, 657,652 shares of common stock were subject to issuance upon the exercise of stock options outstanding under the stock incentive plan and 1,189,682 shares of common stock were subject to issuance pursuant to restricted stock units outstanding under the plan.

The compensation committee of the board of directors administers the stock incentive plan and has the authority to designate eligible participants and determine the types of awards to be granted and the conditions and limitations applicable to those awards. The board of directors may authorize amendments to the stock incentive plan without stockholder approval except in circumstances prescribed by applicable law or regulation. The stock incentive plan will terminate on December 18, 2013.

Executive Incentive Plan. The board of directors approved the executive incentive plan on May 10, 2005 and approved the plan, as amended and restated, on December 16, 2005. The executive incentive plan provides for the award of restricted stock units for common stock, Series A preferred stock and Series B preferred stock to Mr. Curran, Mr. Fish and a third officer pursuant to our employment agreements with those officers. The restricted stock units awarded under the plan are the securities the foregoing executives were entitled to receive for their services in connection with the restructuring and refinancing of our secured indebtedness completed on March 29, 2005 and July 26, 2005. We adopted the executive incentive plan so that we could grant stock units as an inducement material to the foregoing executives entering into employment with us within the meaning of Marketplace Rule 4350(i)(1)(A)(iv) of the Nasdaq Stock Market, on which our common stock was listed at the adoption date. As permitted by this rule, the executive incentive plan was not approved by our stockholders.

For additional information about these awards, see the Compensation Discussion and Analysis section of this proxy statement.

Warrants to Purchase Series C Preferred Stock and Common Stock. We issued the Series D warrants exercisable for shares of Series C preferred stock and common stock shown in the foregoing table in accordance with our employment agreements with Messrs. Curran, Fish and the third officer. The awards are the securities that the foregoing executives were entitled to receive for their services in connection with the restructuring and refinancing of our secured indebtedness completed on March 29, 2005 and July 26, 2005. These awards were granted as an inducement material to the foregoing executives employment with us within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The employment agreement provisions relating to these awards were not approved by our stockholders, although the stockholders approved the issuance of all authorized warrants under the Series D warrant agreement, including the Series D warrants issued to Messrs. Curran, Fish and the third officer. For additional information about the employment agreements with Messrs. Curran and Fish, see the Compensation Discussion and Analysis section of this proxy statement and “Employment Agreements” and “Termination and Change in Control Payments” above.

TRANSACTIONS WITH RELATED PERSONS

AND APPROVAL POLICIES

Transactions With Related Persons

The following is a summary of certain transactions during 2006 in which we engaged with our directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, Series A preferred stock or Series B preferred stock, entities with which the foregoing persons are affiliated or associated, and immediate family members of any of the foregoing persons. We refer to all such persons as “related persons.”

Transactions With the Welsh, Carson, Anderson & Stowe Group. Two of our current directors who are nominated for re-election at the annual meeting, John Almeida, Jr. and Thomas E. McInerney, a third current director, Sanjay Swani, and a former director who served on the board of directors until July 25, 2006, Anthony J. de Nicola, are General Partners of Welsh, Carson, Anderson & Stowe. In addition, Messrs. McInerney, Swani and de Nicola are members of the Welsh, Carson, Anderson & Stowe Group, which holds common stock and Series B preferred stock representing a majority of our voting power, as well as managing members of the sole general partners of WCAS VIII and WCAS Capital Partners, each of which is a member of the Welsh, Carson, Anderson & Stowe Group. For information about the Welsh, Carson, Anderson & Stowe Group, see “Security Ownership” and “Election of Directors—Arrangements Relating to the Board of Directors.”

Each of Messrs. Almeida, McInerney, Swani and de Nicola and each of WCAS VIII and WCAS Capital Partners currently holds, and each of them held in 2006, third lien, senior secured notes due 2009 that we issued in connection with the July 2005 refinancing. We issued a total of $20.8 million in principal amount of third lien notes to the WCAS securityholders in exchange for $20 million principal amount of notes plus capitalized interest evidencing the subordinated secured loan the WCAS securityholders had extended in connection with our March 2005 restructuring. The third lien notes accrue interest, payable quarterly, at an annual rate equal to the specified London Interbank Offered Rate, or LIBOR, plus 7.5%, with the portion of any interest in excess of a 12% annual rate payable in-kind at our option, and accrue additional payment-in-kind interest, payable on a quarterly basis, at an annual rate of 4.5%. No scheduled principal payments will be due on the third lien notes before the maturity date of September 26, 2009. The following table provides information about the third lien notes held by each of Messrs. Almeida, McInerney, Swani and de Nicola and by each of WCAS VIII and WCAS Capital Partners during 2006 and as of March 30, 2007.

Holder	Interest Paid During 2006($)	Largest Principal Amount Outstanding During 2006($)	Principal Amount Outstanding at March 30, 2007($)
John Almeida, Jr.	377	2,232	2,262
Thomas E. McInerney	28,805	170,786	173,081
Sanjay Swani	753	4,465	4,525
Anthony J. de Nicola	3,201	18,976	19,231
WCAS VIII	3,078,219	18,250,646	18,495,889
WCAS Capital Partners	533,370	3,162,329	3,204,823

Transactions With TCP and the TCP Securityholders. One of our current directors who is nominated for re-election at the annual meeting, Michael E. Leitner is a Partner of Tennenbaum Capital Partners, LLC, which is a managing member of the TCP securityholders or otherwise may be deemed to be an affiliate of each of the TCP securityholders. For information about the TCP securityholders, see “Election of Directors—Arrangements Relating to the Board of Directors.”

Each of the TCP securityholders currently holds, and each of them held in 2006, first lien, senior secured notes due 2009 that we issued in connection with the July 2005 refinancing. The first lien notes accrue interest, payable quarterly, at an annual rate equal to LIBOR plus 8%, with the portion of any interest in excess of a 12%

annual rate payable in-kind at our option, and accrue payment-in-kind interest, payable on a quarterly basis, at an annual rate of 0.5%. No scheduled principal payments will be due on the first lien notes before the maturity date of July 26, 2009. During 2006, the TCP securityholders received total interest payments of approximately $9.1 million on their first lien notes. During 2006, the largest aggregate principal amount of the first lien notes collectively held by the TCP securityholders was approximately $82.6 million. As of March 30, 2007, the TCP securityholders collectively held first lien notes in the aggregate principal amount of approximately $51 million. In addition, as holders of the first lien notes, the TCP securityholders received a fee of $170,000 in 2006 for consenting to amendments to the first lien note agreement made in connection with our sale of $21 million principal amount of additional first lien notes to other investors.

Each of the TCP securityholders currently holds, and each of them held in 2006, our third lien notes. During 2006, the TCP securityholders received total interest payments of approximately $2.8 million on their third lien notes. During 2006, the largest aggregate principal amount of the third lien notes collectively held by the TCP securityholders was approximately $23.7 million. As of March 30, 2007, the TCP securityholders collectively held third lien notes in the aggregate principal amount of approximately $24.7 million.

Transactions With KNOLOGY, Inc. and Subsidiaries. We entered into the transactions with KNOLOGY, Inc. and its subsidiaries described below. Donald W. Burton is the beneficial owner of more than 5% of our Series A preferred stock. KNOLOGY has reported in SEC filings that, as of January 31, 2006, limited partnerships of which Mr. Burton serves as the general partner beneficially owned 14.4% of KNOLOGY’s common stock.

We sell capacity on our fiber optic network and provide long distance and carrier-switched long distance service to KNOLOGY and its subsidiaries. We also provide directory assistance and operator services to KNOLOGY and its subsidiaries. We recorded revenues for all of these services of approximately $2.8 million for fiscal 2006.

We purchased feature group access and other services from KNOLOGY and its subsidiaries totaling approximately $670,000 for fiscal 2006.

Transactions With Affiliate of J. Smith Lanier, II. J. Smith Lanier, II is the beneficial owner of more than 5% of our Series A preferred stock. Mr. Lanier also is the Chairman and a significant stockholder of J. Smith Lanier & Co., an insurance placement company.

J. Smith Lanier & Co. provides us with insurance brokerage services, including the negotiation and acquisition on our behalf of various insurance policies with third-party insurers. The gross premium for policies obtained by J. Smith Lanier & Co. on our behalf totaled $2.1 million for fiscal 2006 and included a payment of $125,000 for risk management services provided by J. Smith Lanier & Co.

We provide retail services, including local and long distance telephone services and data and Internet services, to J. Smith Lanier & Co. Revenues attributable to J. Smith Lanier & Co. for our provision of these services totaled approximately $628,000 for fiscal 2006.

Transactions With Affiliates of Campbell B. Lanier, III. Campbell B. Lanier, III, who is the beneficial owner of more than 5% of our Series A preferred stock, was an executive officer and significant stockholder of PRE Solutions, Inc. before he disposed of this interest in that company in May 2006. For fiscal 2006, we recorded revenues of $274,000 for telecommunications services we furnished to PRE Solutions, Inc. during the period in which Mr. Lanier was affiliated with the company.

In May 2006, we sold at a price of $1.5 million our former headquarters building in West Point, Georgia to ITC Holding Company, LLC, which is a single-member limited liability company managed and wholly owned by Mr. Lanier. We recognized a net gain of $518,000 on the sale of the building.

Other Transactions. CT Communications, Inc., which is the beneficial owner of more than 5% of our Series A preferred stock, purchases operator services from us. For these services, we billed CT Communications approximately $598,000 for fiscal 2006.

Review, Approval or Ratification of Transactions With Related Persons

Two committees of the board of directors are responsible for reviewing and approving our transactions with related persons. All of the transactions described above under “Transactions With Related Persons” were approved by the applicable committee by pre-approval or ratification.

Audit Committee. Under its charter, the audit committee has the responsibility for conducting an appropriate review of all transactions with related persons on an ongoing basis and to approve all such transactions. The charter specifies that the transactions subject to review and approval by the audit committee are those that would be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K. Accordingly, the audit committee does not review and approve transactions involving the compensation of our executive officers and directors to the extent that such transactions are not required to be disclosed under Item 404. In exercising its authority under the charter, the audit committee generally will approve or ratify a transaction between us and a related person only if it determines that the transaction is on terms that are no less favorable to us than the terms we reasonably could have obtained on an arm’s-length basis with an unrelated person.

In addition to their duties and responsibilities set forth in the committee charter, the audit committee has specified approval rights under our governance agreement. The governance agreement provides that, except as contemplated by the BTI Telecom merger agreement, the certificate of designation of the Series B preferred stock, the Series B warrant agreement or our certificate of incorporation or bylaws, any transactions between ITC^DeltaCom or any subsidiary of ITC^DeltaCom and the WCAS securityholders or any of their affiliates that are not subject to approval by the committee of independent directors, as described below, generally must be approved by the audit committee, unless the WCAS securityholders and their affiliates have no interest in any such transaction other than as beneficial owners of our common stock and are treated in the same manner as all other holders of the common stock.

Committee of Independent Directors. In accordance with our governance agreement, the board of directors maintains a committee of independent directors, which has the responsibility to approve transactions between us and other persons who may be deemed to be related persons. See “Election of Directors—Arrangements Relating to the Board of Directors” for information about the director independence standards set forth in the governance agreement for service on the committee. The governance agreement provides that the following transactions must be approved by a determination of the committee:

•	any “squeeze-out transaction,” as defined in the governance agreement, merger or other business combination between us and any affiliate of the WCAS securityholders;

•

except as contemplated by the BTI Telecom merger agreement, the certificate of designation of the Series B preferred stock or the Series B warrant agreement, any issuances of shares of capital stock by ITC^DeltaCom or any subsidiary of ITC^DeltaCom to the WCAS securityholders or any of their affiliates;

•	any sale of assets by ITC^DeltaCom or any subsidiary of ITC^DeltaCom to the WCAS securityholders or any of their affiliates;

•

any action by the WCAS securityholders or their affiliates to amend our certificate of incorporation or bylaws during the term of the governance agreement in a manner that would modify the rights of the parties under the governance agreement;

•

any enforcement or modification, amendment or waiver of any provision of the governance agreement, the BTI Telecom merger agreement, the Series B warrant agreement or our registration rights agreement with the WCAS securityholders; and

•	any acquisition by the WCAS securityholders or their affiliates of our voting securities in excess of limits specified in the governance agreement.

In exercising its authority under the governance agreement, the committee of independent directors generally will take into account, among other factors that it deems appropriate, whether the transaction between us and the foregoing related persons is on terms that are no less favorable to us than the terms we reasonably could have obtained on an arm’s-length basis with an unrelated person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities, including preferred stock and warrants. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to us for 2006 or written representations that no other reports were required, we believe that our Section 16(a) reporting persons complied with all filing requirements for 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as our independent registered public accounting firm for 2005 and 2006 and has been appointed to serve as our independent registered public accounting firm for 2007. Representatives of BDO Seidman are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Fees

The following table sets forth the aggregate fees billed by BDO Seidman to us for services rendered for 2005 and 2006:

	2006	2005
Audit services	$316,635	$379,525
Audit-related services	23,144	53,270
Tax services	—	—
All other fees	—	—

Total	$339,779	$433,245

The audit committee of the board of directors considered whether the provision by BDO Seidman of services for the fees identified above under “Audit-related services” was compatible with maintaining the independence of such firm.

Audit Services. Audit services include services performed by BDO Seidman to comply with generally accepted auditing standards related to the audit and review of our financial statements. The audit fees shown above for 2005 and 2006 were incurred principally for services rendered in connection with the audit of our consolidated financial statements and associated filings with the SEC.

Audit-Related Services. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms. The audit-related fees shown above for 2005 and 2006 were incurred in connection with audits of our employee benefit plans and general non-audit accounting consultation concerning financial reporting, disclosure matters and new accounting pronouncements.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has established a policy that provides for the general pre-approval of specific types of services. Pre-approval under this policy is generally provided for up to one year, is detailed as to the particular services or categories of services that are pre-approved, and specifies fee limits for each service or category of service. Our independent registered public accounting firm and management are required to report periodically to the audit committee regarding the services provided by, and fees payable to, such firm in accordance with this pre-approval.

During the year, circumstances may arise when it may become necessary for us to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee has delegated to its chairman the authority to address any requests for pre-approval of services between audit committee meetings. The chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

During 2006, services accounting for substantially all of the fees billed by BDO Seidman were pre-approved on an engagement-by-engagement basis by the audit committee or its authorized delegate.

REPORT OF THE AUDIT COMMITTEE

During 2006, the audit committee reviewed with ITC^DeltaCom’s management, financial managers, internal auditors, and independent registered public accounting firm, BDO Seidman, LLP, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of ITC^DeltaCom’s financial reporting and system of internal control, ITC^DeltaCom’s process for legal and regulatory compliance, and the audited financial statements for the year ended December 31, 2006 included in ITC^DeltaCom’s annual report on Form 10-K for the year ended December 31, 2006.

Management is responsible for ITC^DeltaCom’s system of internal control, the financial statements and the financial reporting process. BDO Seidman is responsible for expressing an opinion on the conformity of ITC^DeltaCom’s audited financial statements with accounting principles generally accepted in the United States. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, BDO Seidman reports directly to the audit committee. The audit committee appointed BDO Seidman as ITC^DeltaCom’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with BDO Seidman the matters required to be discussed by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, including the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61 and No. 90, as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received from BDO Seidman the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and discussed with BDO Seidman the firm’s independence from ITC^DeltaCom and its management.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements for the year ended December 31, 2006 in ITC^DeltaCom’s annual report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee

John J. DeLucca
Clyde A. Heintzelman
R. Gerald McCarley

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be presented at our annual meeting of stockholders in 2008 must be received by our Secretary at our offices at 7037 Old Madison Pike, Huntsville, Alabama 35806 no later than December 9, 2007. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to Rule 14a-8 under the Securities Exchange Act.

Under our bylaws, a stockholder wishing to bring business before the stockholders at any meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by our Secretary not less than 60 days before the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to propose the business and the nature of the business to be proposed;

•

a representation that the stockholder is a holder of record of our capital stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; and

•

such other information regarding each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the matter had been proposed, or intended to be proposed, by the board of directors.

The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

The board of directors does not intend to present to the annual meeting any matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Randall E. Curran Chief Executive Officer

Dated: April 12, 2007

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.	To elect seven directors	FOR	WITHHOLD
		all nominees listed	AUTHORITY
	01 John Almeida, Jr.	except as indicated	to vote for all nominees
	02 Philip M. Tseng	☐	☐
03 Randall E. Curran
04 John J. DeLucca
05 Clyde A. Heintzelman
06 Michael E. Leitner
07 Thomas E. McInerney

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

____________________________________________________________				PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.
2.	In their discretion, upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Signature	Signature	Date

The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor Administrator, Trustee or Guardian should give their full title.

Δ  FOLD AND DETACH HERE  Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Monday, May 7, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/itcd Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

ITC^DELTACOM, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned HOLDER OF COMMON STOCK OF ITC^DELTACOM, INC. (the “Company”) hereby appoints Richard E. Fish, Jr. and J. Thomas Mullis, or either of them, with full power of substitution, as proxies to cast all votes, as designated on the reverse side of this proxy card, which the undersigned is entitled to cast as a holder of Common Stock at the 2007 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 8, 2007 at 9:00 a.m., local time, at the Company’s principal executive offices at 7037 Old Madison Pike, Huntsville, Alabama 35806, and at any adjournment or postponement thereof, upon the following matter and any other matters that may properly come before the Annual Meeting or any adjournment or postponement there of.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ  FOLD AND DETACH HERE  Δ

You can now access your ITC^DeltaCom, Inc. account online.

Access your ITC^DeltaCom, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for ITC^DeltaCom, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
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